AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED OCTOBER 21, 2026

EPILOG IMAGING SYSTEMS, INC.

333 W. San Carlos St., Suite 600, San Jose, CA 95110

1-877-374-5642

UP TO 10,000,000 SHARES OF NON-VOTING COMMON STOCK, CONSISTING OF 8,333,333 SHARES BEING SOLD FOR CASH CONSIDERATION (OF WHICH UP TO 8,000,000 SHARES ARE OFFERED BY THE COMPANY AND UP TO 333,333 SHARES ARE OFFERED BY SELLING SECURITYHOLDERS) AND 1,666,667 SHARES TO BE ISSUED BY THE COMPANY AS BONUS SHARES

The minimum investment in this offering is 333 shares of  Non-Voting Common Stock, or $999, plus the Transaction Fee of 3.0% of the investment

Of the 8,333,333 Shares being sold for cash consideration, up to 8,000,000 Shares (approximately 96%) will be newly issued Shares sold by the Company and up to 333,333 Shares (approximately 4%) will be Shares sold by Selling Securityholders. Shares sold by the Company and by the Selling Securityholders will be sold on a pro rata basis throughout the Offering, beginning with the first Shares sold, so that approximately 96% of each Share sold is a newly issued Share of the Company and approximately 4% is a Share of a Selling Securityholder. The Company will not receive any proceeds from Shares sold by the Selling Securityholders; the Selling Securityholders will receive the full public offering price of $3.00 per Share, and the Company will bear the selling commissions and other costs of sale attributable to those Shares. See “Plan of Distribution and Selling Securityholders.”

SEE “SECURITIES BEING OFFERED” AT PAGE 40

Up to 10,000,000 Shares of Non-Voting Common Stock(1)	Price to the Public		Underwriting Discounts and Commissions, per Share(2)	Proceeds to Company Before Expenses	Proceeds to other persons (4)
Price Per Share	$3.00		$0.135	$2.865	$3.00
Transaction Fee Per Share(3)	$0.09		$0.0041	$0.0860	-
Per Share Plus Transaction Fee	$3.09		$0.1391	$2.9509	$3.00
Total Maximum Including Transaction Fee	$25,749,999		$1,158,750	$23,591,250	$999,999
Total Maximum Including Value of Bonus Shares and Transaction Fee	$30,750,000	(5)	$1,158,750	$23,591,250	$999,999

(1)

The Company is offering up to 8,333,333 Shares of Non-Voting Common Stock to investors (of which up to 8,000,000 Shares are offered by the Company and up to 333,333 Shares are offered by Selling Securityholders), plus up to 1,666,667 Shares of Non-Voting Common Stock to be issued as Bonus Shares (as defined in this Offering Circular), for an aggregate of 10,000,000 Shares of Non-Voting Common Stock, see “Plan of Distribution and Selling Securityholders”.

(2)

The Company has engaged DealMaker Securities, LLC, member FINRA/SIPC (the “Broker”), as broker-dealer of record, to perform broker-dealer administrative and compliance related functions in connection with this Offering, but not for underwriting or placement agent services.

The Company has paid the Broker and its affiliates a one-time advancement fee of $50,625. The Broker and its affiliates will receive a monthly fee for $13,000 account management expense up to $39,000 prior to the Offering commencement. After the commencement of the Offering monthly compensation includes: (i) $2,000 account maintenance fees up to $18,000 and (ii) $11,000 for marketing and advisory fees up to $99,000.

Once the Commission has qualified the Offering Statement and this Offering commences, the Broker will receive a cash commission equal to four and one half percent (4.5%) of the cash amount collected in the Offering.

There is also a budgeted fee for media management and supplementary services, determined on a case-by-case basis as authorized by the Company, up to a maximum of $461,250 during the Offering. See “Plan of Distribution and Selling Securityholders” for more details.

In the case of a fully subscribed offering, the maximum amount the Company would pay DealMaker Securities is $1,826,624.95 in commissions, expense reimbursements, and fees. See Plan of Distribution for more details.

(3)

Investors will be required to pay a Transaction Fee to the Company at the time of the subscription to help offset transaction costs equal to 3.0% of the subscription price per Share of Non-Voting Common Stock (the “Transaction Fee”). The Broker and its affiliates will receive compensation on this fee. The Selling Securityholder will not receive any proceeds from the Transaction Fee. See “Plan of Distribution and Selling Securityholders” for more details.

(4)

Shares of Non-Voting Common Stock will be sold by the Selling Securityholders of the Company on a pro rata basis alongside the Shares sold by the Company throughout the Offering, beginning with the first Shares sold, with approximately 4% of each Share sold being a Share of a Selling Securityholder. The proceeds from Shares sold by the Selling Securityholders will be received directly by the Selling Securityholders listed in this Offering Circular. See “Plan of Distribution and Selling Securityholders” for more information.

(5)

While the Company will not receive any additional consideration for the Bonus Shares issued as part of this Offering, pursuant to Rule 251(a) the total value of the Offering, as reflected here and in Part I of the Offering Statement of which this Offering Circular is part, before commissions, is $30,750,000, composed of $24,750,000 of actual gross proceeds to the Company from investors (including the Transaction Fee on shares sold by the Company and by selling securityholders), $999,999 of gross proceeds to selling securityholders, and the value of the Bonus Shares of $5,000,001. This full amount of $30,750,000 is the total amount the Company is offering towards its annual $75 million offering cap under Rule 251(a)(2). In the event that the Company adjusts the pricing of its Non-Voting Common Stock being offered pursuant to Rule 253(g), the Company will ensure that the maximum amount being offered remains within the $75 million offering cap.

Bonus Shares are available to certain investors based on the criteria discussed below under “Plan of Distribution”. Investors will pay full price for their securities, and if eligible, may receive Bonus Shares equal to an amount that is up to 20% of the number of Shares of Non-Voting Common Stock purchased. Those investors not eligible for the maximum value of Bonus Shares will experience additional dilution compared to investors receiving 20% Bonus Shares.

Investors will be required to subscribe to the Offering via the platform managed by DealMaker Securities, and agree to the terms of the Offering, the subscription agreement, and any other relevant exhibit attached thereto.

This Offering does not have a minimum offering amount. The Company will not utilize a third-party escrow account for this Offering. All funds tendered by investors will be held in a segregated account until investor subscriptions are accepted by the Company and DealMaker Securities, LLC. Once investor subscriptions are accepted by the Company and by DealMaker Securities, LLC funds will be deposited into the Company’s operating account.

This offering (the “Offering”) will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the Company at its sole discretion. At least every 12 months after this Offering Statement has been qualified by the United States Securities and Exchange Commission (the “Commission”), the Company will file a post-qualification amendment to include the Company’s recent financial statements. The Offering covers an amount of securities that we reasonably expect to offer and sell within two years, although the Offering Statement of which this Offering Circular forms a part may be used for up to three years and 180 days under certain conditions. There is no minimum target for this Offering and the Company may accept investor subscriptions on a rolling basis. After each acceptance of subscriptions, funds tendered by investors will be available to the Company for its use. The Offering is being conducted on a best-efforts basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 3.

Sales of these securities will commence on approximately ________.

The company is following the “Offering Circular” format of disclosure under Regulation A.

The Company has elected to delay complying with any new or revised financial accounting standard until the date that a company that is not an issuer (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002 (15 U.S.C. 7201(a)) is required to comply with such new or revised accounting standard, if such standard also applies to companies that are not issuers.

In this Offering Circular, the term “Epilog,” “we,” “us,” “our,” or “the Company” refers to Epilog Imaging Systems, Inc. and its consolidated subsidiaries.

Other than in the table on the cover page, dollar amounts have been rounded to the closest whole dollar.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

i

SUMMARY

Epilog Imaging Systems, Inc. has a mission to provide physical AI for the real world. Epilog builds AI vision devices for vehicles, infrastructure, and healthcare that are designed to operate at the edge, where latency, reliability and safety matter.

Epilog was co-founded by Michael and Lance Mojaver. The Company was originally incorporated in Delaware as Biotronix Corporation on June 28, 2010 and was renamed Epilog Imaging Systems, Inc. on July 27, 2015, when active operations began. Since then, the Company has developed and refined its core autonomous vision systems that form the basis for its current product portfolio. The Company’s vision systems provide extraordinary detail by utilizing 8K and 12K video, along with precision AI tracking, and utilization of standard sensor technology, which allows the Company to price its products so that they can be accessible to a larger consumer market.

The Company’s current product portfolio includes SideCar, an AI driver assistance system, Vortex, an AI-powered video analytics platform, and CloseView, a high-resolution vision system for monitoring and forensic applications. In addition, the Company has developed Wellcome, a patented contactless health-screening system, and delivers its vision forensics products through its subsidiary, Aperis AI.

The Offering

Securities offered

Maximum of 10,000,000 shares of Non-Voting Common Stock, consisting of 8,000,000 shares being sold by the Company, 1,666,667 shares of Non-Voting Common Stock which may be offered as Bonus Shares, and 333,333 shares that may be sold by Selling Securityholders. See Plan of Distribution and Selling Securityholders.

Shares of Common Stock outstanding as of September 30, 2026 (1)	42,688,899
Shares of Non-Voting Common Stock outstanding as of September 30, 2026	0
Shares of Preferred Stock outstanding as of September 30, 2026 (1)	0
Shares of Common Stock outstanding after the offering	42,355,566
Shares of Non-Voting Common Stock outstanding after the offering (assuming fully subscribed and maximum Bonus Shares issued)	10,000,000
Use of proceeds	Research and development, product development, manufacturing, inventory and supply chain, sales and marketing, and working capital
Risk factors

Investing in our securities involves risks. See “Risk Factors” and other information included in this Offering Circular for a discussion of factors you should carefully consider before deciding to invest.

(1) Does not include 11,321,503 shares of Non-Voting Common Stock issuable upon exercise of outstanding non-plan stock options (exercise price $1.53 per share; 9,948,334 vested and 1,373,169 vesting in equal monthly installments over 12 months from October 1, 2026).

Implications of Applicable Accounting and Reporting Requirements

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file (on SEC.GOV):

•

annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception), related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements);

•	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A); and
•	current reports for certain material events.

1

In addition, at any time after completing reporting for the fiscal year in which our Offering Statement was qualified, if the securities of each class to which this Offering Statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.235 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;
•

will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•

will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;
•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and
•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this Offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.235 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are generally not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

2

RISK FACTORS

The SEC requires that we identify risks that are specific to our business and financial condition. We are still subject to all the same risks that all companies in our business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies.

Risks Related to the Company

The Company has not yet generated profits. Accordingly, the Company’s prospects must be considered in light of the risks that any new Company encounters. Epilog was incorporated under the laws of the State of Delaware on June 28, 2010, but did not begin operations until July 2015. The Company has not yet generated sustained profits and has not yet demonstrated that its products can be successfully commercialized. The likelihood of its creation of a viable business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business, operation in a competitive industry, and the continued development of its technology and products. The Company anticipates that its operating expenses will increase for the near future , as we have invested heavily in hardware development, sensor and camera engineering, machine learning model development, and go-to-market infrastructure. We expect our operating expenses to increase substantially in the foreseeable future as we expand our engineering, sales, and customer support functions, and we may not achieve profitability on the timeline we expect, or at all.

Further, the Company will only be able to pay dividends on any shares once its directors determine that it is financially able to do so. Epilog Imaging Systems, Inc has incurred a net loss and has had limited revenues generated since inception. There is no assurance that the Company will be profitable in the next 3 years or generate sufficient revenues to pay dividends to the holders of the shares. You should consider the business, operations and prospects in light of the risks, expenses and challenges faced as an emerging growth Company.

The Company’s Consolidated Financial Statements include a Going Concern Opinion. The Company’s consolidated financial statements were prepared on a “going concern” basis. As shown in the financial statements the Company has incurred operating losses since inception. As of December 31, 2025, the Company has an accumulated deficit of $5,761,555 and, for the year then ended, incurred a net loss of $945,765 and used $940,247 of cash in operating activities. While the Company had positive working capital of $832,972 at December 31, 2025 following its recent equity financing activities, continuing losses and ongoing cash used by operating activities, together with the Company’s dependence on external financing to fund operations, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence. Achievement of the Company’s objectives will be dependent upon the ability to obtain additional financing and generate revenue from current and planned business operations, and control costs. The Company plans to fund its future operations by obtaining additional financing from investors and/or lenders.

If we fail to effectively manage our growth, our business, financial condition, and results of operations could be adversely affected. Epilog Imaging Systems is pursuing growth through the continued development and commercialization of its imaging technologies, software capabilities, and related products and services. As our operations expand, we may face significant challenges in scaling our business, including managing increased operational complexity, integrating new technologies, expanding manufacturing and deployment capabilities, and attracting, retaining, and motivating qualified personnel.

Our future growth may place substantial demands on our management team, operational infrastructure, information technology systems, internal controls, and financial and administrative resources. In addition, the development and deployment of advanced imaging systems may require significant capital expenditures, increased research and development efforts, and the allocation of substantial management attention.

If our systems, procedures, or personnel are inadequate to support our anticipated growth, or if we are unable to effectively manage the expansion of our operations, customer relationships, and product offerings, we may experience operational inefficiencies, delays, increased costs, or reduced customer satisfaction. Any failure to successfully manage our growth could adversely affect our business, financial condition, and results of operations.

3

Our operating results may fluctuate, making period-to-period comparisons difficult. Our revenue and results of operations may vary significantly from period to period due to the timing of orders, seasonality in purchasing and capital budgeting cycles, hardware component cost fluctuations, and the pace of new product introductions, making it difficult to forecast our future performance and increasing the risk that our results in any period will fall short of investor expectations.

We may require substantial additional capital to fund operations and commercialize its products, and this capital may not be available on acceptable terms, or at all. Developing new hardware, expanding our manufacturing and installation network, and investing in machine learning infrastructure is capital intensive. We may need to raise additional funds through equity or debt financings, and such financing may not be available on favorable terms, may be dilutive to existing stockholders, or may not be available at all, which could limit our ability to grow or respond to competitive pressures. Additionally, due to long lead times for acquiring components and inventory, we may be required to conduct these capital raising activities during accounting periods significantly ahead of when we would potentially be able to generate revenues from products sold.

The Company’s business projections are only projections. There can be no assurance that the Company will meet its projections. There can be no assurance that the Company will be able to find sufficient demand for its product, that people think it’s a better option than a competing product, or that the Company will be able to provide the service at a level that allows it to make a profit and still attract business.

The Company’s future success is dependent on the continued service of a small executive management team. The Company depends on the skill and experience of a small executive team. Each has a different skill set. The Company’s success is dependent on their ability to manage all aspects of the business effectively. Because the Company is relying on its small executive management team, it lacks certain business development resources that may hurt its ability to grow its business. Any loss of key members of the executive team could have a negative impact on the Company’s ability to manage and grow its business effectively. The Company does not maintain a key person life insurance policy on any of the members of its senior management team. As a result, the Company would have no way to cover the financial loss if it were to lose the services of its directors or officers. In addition, if the Company is unable to attract, hire and retain the right talent or make too many hiring mistakes, it is likely the business will suffer from not having the right employees in the right positions at the right time. This would likely adversely impact the value of your investment.

We have limited personnel and may not have adequate segregation of duties, which could increase the risk of errors or inaccurate financial reporting. As a small company with limited personnel and financial and administrative resources, we may not be able to maintain an effective segregation of duties among our employees. Certain individuals may have responsibility for multiple functions that, in a larger organization, would ordinarily be performed by separate individuals, including transaction authorization, recordkeeping, account reconciliation, cash management and other financial or administrative activities. The lack of adequate segregation of duties may increase the risk that errors, unauthorized transactions, conflicts of interest or other irregularities could occur and not be detected promptly. As we grow, we may need to hire additional personnel and incur additional costs to establish more comprehensive internal controls and segregation of duties.

The Company’s management has broad discretion regarding how it may use proceeds from the Company’s securities offerings. The Company’s success will be substantially dependent upon the discretion and judgment of its management team with respect to the application and allocation of the proceeds of its offerings of securities, including this Offering. The Company, however, may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and it will have broad discretion in doing so.

The Company’s executive officers and directors exercise significant control over the Company. The current management of the Company maintains substantial voting control of the outstanding voting stock of the Company. As a result, our management will effectively determine who may be elected to the board of directors, as well as whether the Company undertakes significant business events, such as mergers, acquisitions, financing events, and amendments to our governance documents. Investors will have limited practicable ability to influence the actions of the Company.

4

We currently rely on a limited number of products and technologies, and our business may not achieve commercial adoption. Epilog Imaging Systems currently derives substantially all of its business focus and growth strategy from a limited number of artificial intelligence-powered imaging, autonomous driving assistance, and vision analytics technologies, including its SideCar, Vortex, and CloseView product lines. As a result, our future success depends heavily on the successful development, commercialization, customer adoption, and continued technological competitiveness of these products and related software platforms. If we are unable to successfully develop, commercialize, scale, and achieve market adoption of our products and technologies, our business, financial condition, results of operations, and prospects could be materially adversely affected.

Our products and technologies are in various stages of development and commercialization, and we may never achieve broad market adoption or commercial success. Epilog Imaging Systems is developing and commercializing multiple artificial intelligence-powered imaging, autonomous driving assistance, and vision forensics technologies, including its SideCar, Vortex, and CloseView product lines. While the Company has made progress in developing, testing, and deploying these technologies, many of the Company’s products remain in development, pilot, field testing, demonstration, or early commercialization stages, and there can be no assurance that any product line will achieve widespread market acceptance, technological success, or sustainable revenue generation.

The Company’s automotive product line, SideCar, is a retrofit AI driver assistance system designed to integrate with existing vehicle lane keeping assist and adaptive cruise control systems. Although development has progressed from prototype testing to beta deployments beginning in 2023 and limited commercial installations in 2026, with 38 units installed as of September 30, 2026, the product remains in the early stages of commercialization. SideCar depends on the successful integration of hardware, software, artificial intelligence vision processing, driver monitoring systems, and compatibility across multiple vehicle platforms. The Company may encounter technical, regulatory, manufacturing, safety, liability, or scalability challenges that could delay, limit, or prevent broader commercial adoption. In addition, because SideCar is designed to assist rather than replace drivers, any perceived or actual system failure, accident, software error, or safety-related incident could expose the Company to reputational harm, product liability claims, regulatory scrutiny, or reduced customer demand.

The Company is also developing Vortex, an AI-powered video compression and analytics platform intended to support long-term local and cloud-based data archiving and video analytics. Vortex is currently undergoing field testing, and the Company is continuing to develop customer purchasing and subscription infrastructure ahead of a planned commercial launch in the second half of 2026. There can be no assurance that the platform will function as intended, achieve sufficient customer demand, compete effectively in the video cloud storage and analytics markets, or generate recurring subscription revenue.

Similarly, CloseView, the Company’s high-resolution AI vision system designed for large-scale monitoring and analytics applications, remains in development and demonstration stages, with pilot deployments anticipated in late 2026. The Company may not successfully complete development, secure customer adoption, or demonstrate sufficient advantages over competing technologies to achieve commercial viability.

The development and commercialization of the Company’s technologies require substantial capital, ongoing research and development, manufacturing capabilities, software updates, customer support infrastructure, and the ability to attract and retain highly skilled personnel. The Company may experience delays, cost overruns, supply chain disruptions, cybersecurity risks, software or hardware failures, regulatory developments, or changing market conditions that adversely affect its ability to successfully commercialize its products.

Further, the Company may determine to modify, delay, scale back, or discontinue certain products, technologies, or business initiatives if management believes that market conditions, regulatory developments, technological limitations, financing constraints, or other factors make continued development or commercialization impractical or not in the best interests of the Company and its stockholders. If the Company is unable to successfully develop, deploy, and commercialize its products and technologies, its business, financial condition, results of operations, and prospects could be materially adversely affected.

The Company may be unable to manufacture its products at commercial scale.

5

The Company is advancing from a focus that is solely on technology development toward manufacturing and deployment. Our potential profitability requires that we be able to manufacture our products at scale. There are a number of potential challenges to production at scale, which includes the capacity of our manufacturing partners, quality control of units being produced, tooling to be prepared to manufacture at scale, having sufficient working capital to place orders for larger production runs, the availability or components, and manufacturing partners meeting our product standards. If we are unable to work through these challenges as they arise, the Company may not be successful in its transition to manufacturing and deployment.

We operate in a nascent and rapidly evolving market, and if the market for aftermarket driver-assistance and AI vision systems does not develop as we expect, our business will be harmed. The market for aftermarket driver-assistance systems and AI-based vision-forensics products is relatively new and unproven at scale. Our future growth depends on continued adoption by consumers and business customers, and we cannot be certain that demand will grow as we anticipate, that potential customers will regard our products as necessary, or that adoption will not be slowed by cost sensitivity, privacy concerns, or competing safety technologies built directly into vehicles by original equipment manufacturers ("OEMs").

Delays, cost overruns, or performance issues in the development and commercialization of our products could materially adversely affect our business. The development, testing, manufacturing, and commercialization of the Company’s products and technologies, including SideCar, Vortex, and CloseView, involve significant risks and uncertainties. We may experience delays, cost overruns, or operational challenges due to unanticipated technological hurdles, software or hardware integration issues, manufacturing difficulties, supply chain disruptions, design changes, cybersecurity risks, or regulatory requirements.

Our products rely on complex artificial intelligence, imaging, sensor, and analytics technologies that may not perform as expected under real-world operating conditions or achieve anticipated performance targets, customer acceptance, or regulatory compliance. For example, SideCar depends on compatibility with existing vehicle systems, while Vortex and CloseView require reliable video processing, edge computing, and AI analytics capabilities.

Any significant delays, increased costs, product failures, or inability to successfully commercialize our technologies could materially and adversely affect our business, financial condition, results of operations, and future prospects.

The Company relies on third parties to provide services essential to the success of its business. The Company relies on third parties to provide a variety of essential business functions for it, including manufacturing, shipping, accounting, legal work, public relations, advertising, retailing, and distribution. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. It is possible that the Company will experience delays, defects, errors, or other problems with their work that will materially impact its operations and it may have little or no recourse to recover damages for these losses. A disruption in these key or other suppliers’ operations could materially and adversely affect the Company’s business. As a result, your investment could be adversely impacted by the Company’s reliance on third parties and their performance.

Our success depends on consumer adoption of our SideCar driver-assistance products and business adoption of our Aperis vision-forensics products, and slower-than-expected demand in these markets could reduce demand for our products. We do not expect a substantial portion of our future revenue to be derived from commercial fleet operators, whose purchasing decisions are influenced by broader economic conditions, fuel costs, freight rates, insurance premiums, and regulatory requirements. A slowdown in freight volumes, a recession, or reduced capital spending by fleet operators could cause customers to delay, reduce, or cancel purchases of our systems.

Improper installation of our hardware could damage our reputation and expose us to liability. Our products are retrofitted into vehicles after manufacture and may be installed by customers themselves or by third parties; we do not depend on any single installer or distribution channel, although distributors and professional installers may represent an additional sales channel. Improper installation could impair product performance, create false positives or false negatives in safety alerts, damage vehicle electrical systems, or create safety hazards, any of which could result in claims against us, reputational harm, and loss of future and or current customers, even where the installer, and not our hardware or software, was at fault.

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Changes in vehicle architecture, communications protocols, or OEM restrictions on access to the vehicle CAN bus could impair our ability to operate our products. Our SideCar hardware interfaces with the vehicle CAN bus, the central communications network in most vehicles; access through onboard diagnostics (OBD) ports and other telematics interfaces is optional. OEMs have in the past, and may in the future, restrict, encrypt, or otherwise limit third-party access to this data for competitive, cybersecurity, or right-to-repair related reasons. If OEMs materially change vehicle architectures or restrict data access in ways that are incompatible with our products, we may need to redesign our hardware and software at significant cost, and our products could become unusable in newer vehicle models.

We depend on a limited number of suppliers for camera modules, image sensors, and semiconductor components, and any disruption in our supply chain could impair our ability to manufacture and ship our products. We source camera sensors, edge-compute processors, and other components from a limited number of suppliers, some of which are single-source. Global semiconductor shortages, geopolitical restrictions on the export of advanced chips, supplier financial distress, natural disasters, or trade disputes and tariffs could increase our costs, delay shipments, or make it impossible to obtain components on commercially reasonable terms, which would harm our ability to fulfill customer orders.

We may experience quality issues, defects, or safety-related failures in our hardware or software that could result in product recalls, warranty claims, and reputational harm. Our products are installed in moving vehicles and are marketed, in part, on the basis of improving driver and road safety. Undetected defects in our cameras, sensors, firmware, or machine learning models, including false negatives that fail to detect unsafe driving events, or false positives that generate excessive nuisance alerts, could result in product recalls, warranty claims, litigation, regulatory scrutiny, and harm to our brand, regardless of whether the underlying cause is attributable to our hardware, software, third-party components, or installation.

If our products fail to accurately detect, predict, or classify driving events, our customers may suffer harm and we may face product liability claims. Our video analytics systems use computer vision and machine learning models to detect events such as distracted driving, collisions, following distance, or fatigue. These models are probabilistic. Errors could cause our systems to fail to detect a safety event or generate an incorrect assessment. Further, our analytics systems may have difficulty detecting or making predictions in unusual or previously unencountered circumstances. The occurrence of such events may result in the Company being exposed to product liability, negligence, or misrepresentation claims, and our reputation could be significantly harmed.

SideCar involves technology that may affect the operation of vehicles and could expose the Company to significant product liability claims. SideCar is designed to interact with steering, acceleration, and braking systems, while relying on cameras, radar, and AI. In the event of collisions, injuries, fatalities, property damage, inappropriate driver intervention, driver misuse, installation errors, or malfunctions, the Company could be exposed to legal claims even in circumstances where another vehicle or system caused the accidence. Further, the Company may not be able to obtain insurance to protect the Company from these types of claims.

We face intense competition, including from larger, better-capitalized companies and from OEMs that may increasingly embed comparable capabilities directly into new vehicles. Our SideCar products compete principally with OEM-integrated and aftermarket advanced driver-assistance and autonomous-driving technologies, and our Aperis products compete in the video-security, AI-analytics, and forensic-search markets. We also compete with semiconductor and computer-vision platform companies and, increasingly, OEMs and Tier 1 automotive suppliers that build advanced driver-assistance and cabin-monitoring capabilities directly into new vehicles at the factory; dedicated fleet telematics and dash-cam analytics providers represent a secondary competitive set. As native in-vehicle systems improve and are installed on a growing share of the vehicle parc, demand for aftermarket retrofit solutions like ours could decline. Many of our competitors and potential competitors have greater financial, technical, manufacturing, and marketing resources than we do.

The Company’s products incorporate rapidly evolving technologies and may become obsolete before the Company can recover its development costs. Technology is evolving rapidly, particularly with advancements in AI. These advances in computer vision, autonomous-driving technology, edge computing, competing algorithms, changes in vehicle architecture, and consumer expectations regarding those technologies may compel the Company to develop new products and technologies of its own before it is able to recover the costs associated with the development of its existing technology.

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Risks Related to Data Privacy, Biometrics, and Surveillance Regulation

Our products collect video, location, and driver-behavior data, and evolving privacy and biometric laws could restrict our ability to collect, use, retain, or monetize this data. Our systems may capture in-cabin video of drivers and, in some configurations, passengers, along with facial imagery that may constitute biometric identifiers or biometric information under state, federal, and international law. We currently use this data for behavioral classification rather than for identification or facial recognition; however, we may introduce identification features in the future, which would heighten these risks. Statutes such as the Illinois Biometric Information Privacy Act, similar laws in other states, the California Consumer Privacy Act as amended by the California Privacy Rights Act, the EU General Data Protection Regulation, and comparable frameworks in other jurisdictions impose consent, notice, retention, and data-minimization obligations, and in some cases provide for statutory damages and private rights of action. Compliance failures, or evolving interpretations of these laws, could result in significant liability, required changes to our products, or restrictions on markets we can serve.

A security breach or unauthorized access to the video, location, or behavioral data we collect and store could damage our reputation and expose us to significant liability. We store substantial volumes of sensitive video and location data on behalf of our customers, often in cloud infrastructure operated by third parties. A breach, ransomware attack, insider threat, or other security incident affecting this data could result in reputational harm, loss of customers, regulatory investigations and fines, and claims by affected individuals and business customers, and the costs of remediating a breach or responding to litigation could be substantial.

The Company’s ability to sell its product or service is dependent on outside government regulation which can be subject to change at any time. The Company’s ability to sell product is dependent on the outside government regulation such as the NHTSA (National Highway Traffic Safety Administration), FTC (Federal Trade Commission) and other relevant government laws and regulations. The laws and regulations concerning the selling of product may be subject to change and if they do then the selling of product may no longer be in the best interest of the Company. At such point the Company may no longer want to sell product and therefore your investment in the Company may be affected.

Risks Related to Technology, Intellectual Property, and Operations

The Company’s trademarks, copyrights and other intellectual property could be unenforceable or ineffective. Intellectual property is a complex field of law in which few things are certain. It is possible that competitors will be able to design around the Company’s intellectual property, find prior art to invalidate it, or render the patents unenforceable through some other mechanism. If competitors are able to bypass the Company’s trademark and copyright protection without obtaining a sublicense, it is likely that the Company’s value will be materially and adversely impacted. This could also impair the Company’s ability to compete in the marketplace. Moreover, if the trademarks and copyrights are deemed unenforceable, the Company will almost certainly lose any potential revenue it might be able to raise by entering into sublicenses. This would cut off a significant potential revenue stream for the Company.

The Company’s success will depend on its ability to secure additional patent protection for its core technologies and be able to enforce those patents. Some patent applications that are pending may not result in issued patents. If any patent application results in an issued patent, that patent may later be invalidated or held unenforceable as patent law changes. Further, the outsourcing of the manufacture of the Company’s product may result in the unauthorized exposure of the intellectual property of the Company.

We rely on third-party cloud infrastructure to store and process data, and any disruption, price increase, or change in terms by our cloud providers could harm our business. We depend on third-party cloud computing providers to ingest, store, and process video and analytics data at scale. Any significant disruption in service, unanticipated price increases, or changes to the terms of service of our cloud providers could increase our costs or impair our ability to deliver our products, and migrating to alternative providers could be costly and time-consuming.

We rely primarily on pretrained machine-learning models, and our inability to obtain, supplement, or maintain suitable models or data could impair the performance of our products relative to competitors. We currently rely primarily on an abundance of pretrained models rather than on continuous access to proprietary labeled datasets; internally generated, publicly available, licensed, or synthetic data may supplement these models as needed. Restrictions on data collection arising from privacy laws or customer contractual limitations, difficulty sourcing rare or edge-case events, or increased costs of data labeling could slow our ability to improve model accuracy relative to competitors with greater data access.

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We may be unable to adequately protect our intellectual property, and third parties may claim that we infringe their intellectual property rights. Our success depends in part on our ability to protect our proprietary hardware designs, firmware, and machine learning models, and we cannot guarantee that our patents, trademarks, trade secrets, and other intellectual property protections will be sufficient to prevent competitors from developing similar technology. In addition, participants in the computer vision, automotive telematics, and semiconductor industries hold large numbers of patents, and we may be subject to claims that our products infringe third-party intellectual property rights, which could result in costly litigation or require us to redesign our products or pay licensing fees.

We depend on a small number of key personnel with specialized expertise in computer vision, embedded systems, and automotive engineering, and the loss of such personnel could harm our business. Competition for engineers with expertise in computer vision, embedded hardware, and automotive-grade systems is intense, particularly given competing demand from the broader artificial intelligence and semiconductor industries. The loss of members of our senior technical team, or an inability to attract and retain similarly qualified personnel, could delay product development and harm our competitive position.

Our business could be adversely affected by evolving laws and regulations governing artificial intelligence.

Artificial intelligence (“AI”) is subject to rapidly evolving laws, regulations, standards, and governmental policies in the United States and internationally. Federal, state, and foreign governments are actively considering or implementing legislation and regulatory frameworks addressing the development, deployment, transparency, accountability, safety, privacy, cybersecurity, intellectual property, and use of AI technologies. These evolving legal and regulatory requirements may impose additional obligations on the Company, including requirements relating to testing, validation, documentation, data governance, algorithmic transparency, bias mitigation, explainability, human oversight, consumer disclosures, and ongoing monitoring of AI systems.

Because our products and services incorporate AI-powered imaging, computer vision, analytics, and driver assistance technologies, changes in applicable laws or regulations could require us to modify our products, delay product launches, increase development costs, restrict certain product functionality, or limit our ability to commercialize new technologies. In addition, uncertainty regarding future regulatory requirements may cause customers to delay purchasing decisions or reduce demand for AI-enabled products.

Compliance with existing and future AI regulations may require significant management attention, legal and compliance resources, engineering efforts, and financial expenditures. Failure to comply with applicable laws or regulations, or allegations that our AI technologies are inaccurate, biased, unreliable, unsafe, or otherwise fail to comply with evolving regulatory expectations, could result in investigations, enforcement actions, litigation, fines, reputational harm, contractual liability, or restrictions on the marketing or use of our products. Any of these events could materially and adversely affect our business, financial condition, results of operations, and prospects.

Cybersecurity incidents, data privacy breaches, or failures to protect confidential information could materially adversely affect our business. Our business depends on the secure operation of our information technology systems, cloud infrastructure, software platforms, artificial intelligence models, and networks, as well as those of our third-party service providers. Our products may process, transmit, store, or analyze large volumes of video, imaging, operational, and other data, some of which may be confidential, proprietary, or subject to privacy and data protection laws.

We and our third-party vendors may be vulnerable to cybersecurity incidents, including ransomware attacks, malware, phishing attacks, unauthorized access, data theft, denial-of-service attacks, software vulnerabilities, insider misconduct, supply chain attacks, or other cyber threats. Because cyberattacks continue to increase in frequency and sophistication, the measures we implement to protect our systems and data may not be sufficient to prevent all security incidents.

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A successful cybersecurity attack or data breach could disrupt our operations, interrupt customer services, compromise confidential or proprietary information, expose us to contractual claims, litigation, regulatory investigations, fines or penalties, increase our remediation and insurance costs, and damage our reputation and customer relationships. In addition, actual or perceived vulnerabilities in the security of our products or software could reduce customer confidence, delay purchasing decisions, or adversely affect our ability to attract and retain customers.

As privacy, cybersecurity, and data protection laws continue to evolve, including laws governing the collection, storage, transfer, and use of personal and other sensitive information, we may incur substantial costs to maintain compliance or adapt our products and business practices. Any failure to maintain effective cybersecurity protections or comply with applicable privacy and data security requirements could materially and adversely affect our business, financial condition, results of operations, and prospects.

Risks Related to Regulation and Legal Compliance

The Company could be adversely affected by product liability, personal injury, or other health and safety issues. Manufacturing or design defects, unanticipated use of the Company’s products, or inadequate disclosure of risks relating to the use of the products could lead to injury or other adverse events. These events could lead to recalls or safety alerts relating to its products (either voluntary or required by governmental authorities) and could result, in certain cases, in the removal of a product from the market. Any recall could result in significant costs as well as negative publicity that could reduce demand for its products. Personal injuries relating to the use of its products could also result in product liability claims being brought against the Company. In some circumstances, such adverse events could also cause delays in new product approvals. Similarly, negligence in performing its services can lead to injury or other adverse events.

Our products and their use by customers may become subject to new or changing motor vehicle safety, telematics, or driver-monitoring regulations, including rules applicable to autonomous and advanced driver-assistance systems. Regulatory bodies in the United States and other jurisdictions continue to develop rules relating to advanced driver-assistance systems, in-cabin monitoring, event data recorders, and autonomous vehicle technology. New or amended regulations could require costly changes to our hardware or software, restrict certain product features, or subject our products to certification, testing, or reporting obligations that we do not currently satisfy.

To a limited extent, we may face employment- or labor-related claims arising from the use of our products to monitor employee drivers, although, because our primary market is direct-to-consumer driver assistance rather than employee monitoring, we do not consider this a material standalone risk. Fleet customers may use our analytics for driver coaching, performance evaluation, or disciplinary decisions. Drivers or labor unions may challenge such use under employment, labor, or collective bargaining laws, and we could be named in litigation or regulatory proceedings even where we are not the employer, based on our role in supplying the underlying monitoring technology.

If we expand internationally as planned, we would be subject to additional regulatory, data localization, and operational risks. Sales and operations outside the United States would expose us to data localization requirements, varying and sometimes stricter privacy regimes such as the GDPR, differing consumer protection and product liability standards, currency fluctuations, and the operational complexity of supporting sales and service across multiple countries, any of which could increase our costs or limit our ability to compete effectively abroad.

 Risks Related to Securities in this Offering

There is no current market for any shares of the Company’s stock. Investors acquiring shares of the Company’s stock should be prepared to hold this investment for several years or longer. More importantly, there is no established market for these securities and there may never be one. As a result, if you decide to sell these securities in the future, you may not be able to find a buyer. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral.

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Purchasers of shares in this Offering will have no voting rights, and our founders will retain voting control of the Company. The shares of Non-Voting Common Stock offered in this offering do not carry any right to vote on matters submitted to a vote of stockholders, except as otherwise required by law. Our Voting Common Stock is held predominantly by our founders and management; as of the date of this Offering Circular, our Chief Executive Officer, Michael Mojaver, beneficially owns approximately 47% of our outstanding Voting Common Stock, and our executive officers and directors as a group hold approximately 56% of the outstanding voting power. Our officers and directors also hold vested and unvested non-plan stock options exercisable for Non-Voting Common Stock; because those options are non-voting, they would increase the holders’ economic ownership but not their voting power. As a result, our controlling holders will be able to determine the outcome of all matters requiring stockholder approval, including the election of directors and the approval of a merger, sale of assets or other change of control, and investors in this offering will have no ability to influence these decisions. Because our officers and directors are also significant stockholders, their interests may differ from, or conflict with, the interests of investors in this offering.

If a trading market develops for our Common Stock, our shares may be subject to the “penny stock” rules, which could adversely affect their liquidity and market price. There is currently no public trading market for our Common Stock. If a market develops in the future, our shares may constitute “penny stock” under Rule 3a51-1 of the Securities Exchange Act of 1934, as amended, because, among other things, they are likely to trade below $5.00 per share and we do not meet the applicable exclusions. If our shares are treated as penny stock, broker-dealers effecting transactions in the shares would be subject to additional sales-practice, disclosure and suitability requirements under Rules 15g-1 through 15g-9, which could reduce trading activity in any secondary market, make it more difficult for investors to sell their shares, and adversely affect the market price of our shares.

Using a credit card to purchase shares may impact the return on your investment. Investors in this offering have the option of paying for their investment with a credit card. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy and would be in addition to the DealMaker Transaction Fee. See “Plan of Distribution.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. These increased costs may reduce the return on your investment.

The SEC's Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled "Credit Cards and Investments – A Risky Combination," which explains these and other risks you may want to consider before using a credit card to pay for your investment.

Our offering price was determined by the Company and does not necessarily reflect the value of the Company or our Non-Voting Common Stock. The public offering price of $3.00 per share of Non-Voting Common Stock was determined by the Company and does not necessarily bear any relationship to our assets, book value, net worth, results of operations, or any other established criteria of value, and should not be considered an indication of the actual value of the Company or our Non-Voting Common Stock. The offering price exceeds the $1.53 per share exercise price of the non-plan stock options granted on September 4, 2026, which was based on an independent third-party valuation of our common stock under Section 409A as of that date. That valuation was prepared for a different purpose and as of a different date, and the difference between it and the offering price does not mean that our Non-Voting Common Stock is worth $3.00 per share. There is no established public trading market for our Non-Voting Common Stock, and you may not be able to resell your shares at or above the offering price.

Risks Related to Forum Selection and Jury Waivers

Investors in the Company may not be entitled to a jury trial with respect to claims arising under the Subscription Agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the Agreement. Investors in the Company will be bound by the Subscription Agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the Company arising out of or relating to the Agreement, including any claims made under the federal securities laws. By signing the Agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If the Company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To the Company’s knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, the Company believes that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the Agreement, by a federal or state court in the State of Delaware. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within an agreement is sufficiently prominent such that a party knowingly, intelligently, and voluntarily waived the right to a jury trial. The Company believes that this is the case with respect to the Subscription Agreement. You should consult legal counsel regarding the jury waiver provision before entering into the Subscription Agreement.

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If you bring a claim against the Company in connection with matters arising under the Agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the Company under the Agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the Agreement with a jury trial. No condition, stipulation or provision of the Subscription Agreement serves as a waiver by any holder of the Company’s securities or by the Company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations, and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the Subscription Agreement.

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DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options exercisable for its shares) to its founders and early employees at a very low cash cost because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table demonstrates the price that new investors are paying for their shares and the immediate dilution under various total investment scenarios. The dilution is based on the Company’s net tangible book value as of June 30, 2026. We believe this method gives investors a better picture of what they will pay for their investment compared to previous investors and Company insiders than simply listing such transactions for the last 12 months.

	$6,250,000 Raise	$12,500,000 Raise	$18,750,000 Raise	$25,000,000 Raise (1)
Price per share	$3.00	$3.00	$3.00	$3.00
Cash shares issued (5)	2,083,333	4,166,667	6,250,000	8,000,000
Bonus Shares issued (assuming maximum possible)	416,667	833,333	1,250,000	1,666,667
Total cash collected (price + 3% transaction fee)	$6,437,500	$12,875,000	$19,312,500	$25,750,000
Less: Commission	$(289,687)	$(579,375)	$(869,062)	$(1,158,750)
Less: Payment processing and fixed offering costs	$(953,000)	$(1,094,625)	$(1,236,250)	$(1,377,875)
Less: Sales by selling securityholders	$(250,000)	$(500,000)	$(750,000)	$(1,000,000)
Net offering proceeds to Company	$4,944,813	$10,701,000	$16,457,188	$22,213,375
Proceeds from option exercises (2)	—	—	—	—
Net tangible book value pre-financing (3)	$1,035,537	$1,035,537	$1,035,537	$1,035,537
Share issued and outstanding pre-financing (4)	42,688,899	42,688,899	42,688,899	42,688,899
Shares issued in financing from Company	2,416,667	4,833,333	7,250,000	9,666,667
Post financing shares issued and outstanding	45,105,566	47,522,232	49,938,899	52,355,566
Net tangible book value per share prior to offering	$0.0243	$0.0243	$0.0243	$0.0243
Increase/(decrease) per share attributable to new investors	$0.1083	$0.2227	$0.3260	$0.4198
Net tangible book per share value after offering	$0.1326	$0.2470	$0.3503	$0.4441
Dilution per share to new investors	$2.8674	$2.7530	$2.6497	$2.5559

Commission comprises the Broker's 4.5% cash commission on the total cash collected (price plus the 3% transaction fee). Estimated fixed expenses of $811,375 include a media management and supplementary services budget of up to $461,250, incurred on a case-by-case basis as authorized by the Company. The Company's commission is charged on the total cash collected. The Selling Securityholders receive the full public offering price for the shares they sell; the Company bears the selling commission attributable to those shares.

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1)	Certain investors receive Bonus Shares up to 20%.

2)

The table above excludes 11,321,503 shares of Non-Voting Common Stock underlying outstanding non-plan stock options (exercise price $1.53 per share; 9,948,334 vested as of September 4, 2026 and 1,373,169 unvested, the latter vesting in equal monthly instalments over 12 months from October 1, 2026).

(3)	Net tangible book value is calculated as follows.

Total stockholders' equity at June 30, 2026	$1,265,704
Less: intangible assets	$(230,167)
Equals tangible book value pre-financing	$1,035,537

(4)	Shares issued and outstanding pre-financing is calculated as follows.

Preferred Stock outstanding at June 30, 2026	—
Common stock outstanding at June 30, 2026	42,688,899
Options to purchase Non-Voting Common Stock outstanding at June 30, 2026	—

(5)

Reflects newly issued shares sold by the Company. An additional 333,333 shares sold by the Selling Securityholders in this offering are existing, previously issued shares, are not dilutive, and are therefore excluded from this row.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the Company. The investor’s stake in a Company could be diluted due to the Company issuing additional shares. In other words, when the Company issues more shares, the percentage of the Company that you own will go down, even though the value of the Company may go up. You will own a smaller piece of that Company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, or angel investment), employees exercising stock options, or by conversion of certain instruments (e.g., convertible bonds, preferred shares or warrants) into stock.

If the Company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the Company offers dividends, and most companies until they are mature are unlikely to offer dividends, preferring to invest any earnings into the Company).

The type of dilution that hurts early-stage investors most occurs when the Company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2025, Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

•

In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

•

In June 2026, the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

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This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors (i.e., they get more shares than the new investors would for the same price). Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round”, the holders of the convertible notes will dilute existing equity holders, even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future), and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the Company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

As of September 30, 2026 (the most recent practicable date for providing such information), prior to the commencement of this offering, we had outstanding 42,688,899 of our shares of common stock. Based on this number of outstanding shares, and the price at which we are offering new shares of Non-Voting Common Stock in this offering, the pre-offering value of our company, prior to the issue and sale of any shares in this offering, could be calculated to be $128.1 million. This calculation is provided for informational purposes only. It is based on assumptions and expectations made as of the date of this offering circular and is subject to significant economic, market and operational uncertainties and to changes and developments subsequent to the date of this offering circular. Important factors that could cause our results of operations, financial condition and value to differ materially from expectations include, among other things, the risk factors discussed in this offering circular. This calculation is not a guarantee of actual future market value. It does not represent a verified market transaction or a formal finding or opinion. It should not be relied upon as investment, tax, or legal advice. Investors should conduct their own due diligence and analysis, and consult with professional advisors, before making any financial decisions.

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PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The Company and the selling securityholders (the “Selling Securityholders”) are offering up to 8,333,333 shares of Non-Voting Common Stock (up to 8,000,000 shares by the Company and up to 333,333 shares by the Selling Securityholders), plus up to 1,666,667 shares of Common Stock which may be offered by the Company as Bonus Shares, for an aggregate of 10,000,000 Shares.

The minimum investment in this offering is 333 shares of Common Stock, or $999, plus the Transaction Fee of 3.0% of the investment.

We plan to market the securities in this Offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular on our investment site https://invest.epilog.com.

Any participation of our officers and directors in selling efforts for all classes of securities in this Offering will be conducted in accordance with Rule 3a4-1 under the Exchange Act. None of our officers or directors are subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. None of our officers or directors will be compensated in connection with their participation in the Offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. None of our officers or directors are, or have been within the past 12 months, a broker or dealer, and none of them are, or have been within the past 12 months, an associated person of a broker or dealer. At the end of the Offering, our officers and directors will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities.

The Company may undertake one or more closings on a rolling basis. For additional information regarding this process, see “— Investor’s Tender of Funds,” below. Once an investor has tendered funds to purchase securities in this Offering, the timing of the completion of the sale may be delayed for a month or longer due to clearance procedures that the Broker needs to complete prior to purchase. Under federal law, the Broker must perform certain processes related to their regulatory obligations regarding anti-money laundering and “know your customer” rules, including verification of the investor’s identity and status. If there are errors or incomplete information that needs to be resolved to complete the subscription, the Broker will generate emails instructing the investor on what to do to complete the process. During this process, the investor’s funds will be held in a segregated deposit account pending closing or termination of the offering.

After each closing, funds tendered by investors will be available to the Company or Selling Securityholders, as applicable.

DealMaker Services

The Company has engaged DealMaker Securities, LLC (the “Broker”), a broker-dealer registered with the Commission and a member of FINRA, has been engaged to provide administrative and compliance related functions in connection with this offering, and as broker-dealer of record.. Affiliates of Broker have also been engaged to provide technology services and marketing advisory services, specifically Novation Solutions Inc. O/A DealMaker and DealMaker Reach, LLC. Broker will not be compensated for any issuance of Bonus Shares.

Commissions

The following table shows the total discounts and commissions payable to the agents in connection with this Offering:

Per Share
Public Offering Price	$3.00
Public Offering Price Plus Transaction Fee (3.0%)	$3.09
Broker Commission (4.5%)	$0.1391
Proceeds, before expenses, to us	$2.951
Proceeds, before expenses, to selling securityholders	$3.00

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The Broker will not receive any compensation on the issuance of the Bonus Shares.

In addition to the commissions to the Broker shown above, the Broker and its affiliates will receive additional compensation, as described below.

Other Compensation Terms

Summary of Regulation A Offering Fees

•	$50,625 One-time Advances (advances against accountable expenses anticipated to be incurred, and refunded to extent not actually incurred). These advances include:

o	$20,625 prepaid to DealMaker Securities LLC ("Broker") for Pre-Offering Analysis
o	$7,500 prepaid to Novation Solutions Inc. ("DealMaker") for infrastructure for self-directed electronic roadshow
o	$22,500 prepaid to DealMaker Reach, LLC (O/A DealMaker Marketing Services) ("Marketing Services") for consulting and developing materials for self-directed electronic roadshow.

•	$13,000 monthly account management compensation. Prior to the Offering commencement, monthly accountable expense payments will be made not to exceed a maximum of $39,000.
•

After the commencement of the offering, monthly compensation includes: (i) $2,000 account maintenance fees payable to DealMaker (up to a maximum of $18,000 during the Offering) and (ii) $11,000 marketing advisory fees payable to Marketing Services (up to a maximum of $99,000 during the Offering).

•	Media Management Services to be determined on a case-by-case basis, as may be authorized by the Customer, up to a maximum of an additional $461,250 of compensation during the Offering.

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Administrative and Compliance Related Functions

Broker will provide administrative and compliance related functions in connection with this offering, including:

●

Reviewing investor information, including identity verification, performing Anti-Money Laundering (“AML”) and other compliance background checks, and providing the Company with information on an investor in order for the Company to determine whether to accept such investor into the offering;

●	If necessary, discussions with us regarding additional information or clarification on a Company-invited investor;
●	Coordinating with third party agents and vendors in connection with performance of services;
●

Reviewing each investor’s subscription agreement to confirm such investor’s participation in the offering and provide a recommendation to us whether or not to accept the subscription agreement for the investor’s participation;

●	Contacting and/or notifying us, if needed, to gather additional information or clarification on an investor;
●	Providing a dedicated account manager;
●	Providing ongoing advice to us on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements;
●	Reviewing and performing due diligence on the Company and the Company’s management and principals and consulting with the Company regarding same;
●	Consulting with the Company on best business practices regarding this raise in light of current market conditions and prior self-directed capital raises;
●	Providing white labelled platform customization to capture investor acquisition through the Broker’s platform’s analytic and communication tools
●	Consulting with the Company on question customization for investor questionnaire;
●	Consulting with the Company on selection of webhosting services;
●	Consulting with the Company on completing template for the offering campaign page;
●	Advising us on compliance of marketing materials and other communications with the public with applicable legal standards and requirements;
●	Providing advice to the Company on preparation and completion of this Offering Circular;
●	Advising the Company on how to configure our website for the offering working with prospective investors;
●

Providing extensive review, training and advice to the Company and Company personnel on how to configure and use the electronic platform for the offering powered by Novation Solutions Inc. O/A DealMaker (“DealMaker”), an affiliate of the Broker;

●	Assisting the Company in the preparation of state, Commission and FINRA filings related to the Offering; and
●	Working with Company personnel and counsel in providing information to the extent necessary.

For these services, we have agreed to pay the Broker a one-time setup payment of $20,625 for accountable expenses; and, after the offering commences, a cash commission equal to four and one-half percent (4.5%) of the amount raised in the offering, not to exceed $1,158,750, if fully subscribed.

Technology Services Functions

The Company has also engaged Novation Solutions Inc. O/A DealMaker, an affiliate of the Broker, to create and maintain the online subscription processing platform for the offering.

For these services, we have agreed to pay DealMaker:

●	A one-time setup payment of $7,500, plus a monthly fee of $2,000 for up to three months ($6,000) for accountable expenses, prior to the offering commencement.

●	After the offering commences, a monthly account management fee of $2,000 up to a maximum of $18,000.

For these services, we have agreed to pay DealMaker maximum compensation of $31,500.

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Marketing Related Functions

The Company has also engaged DealMaker Reach, LLC (“Reach”), an affiliate of the Broker, for certain marketing advisory and consulting services, including some supplemental services on a case-by-case basis. Reach will consult and advise on the design and messaging on creative assets, website design and implementation, paid media and email campaigns, advise on optimizing the Company’s campaign page to track investor progress and advise on strategic planning, implementation, and execution of the Company’s capital raise marketing budget.

For these services, we have agreed to pay Reach:

●	A one-time setup payment of $22,500, plus a monthly fee of $11,000 per month for up to three months ($33,000) for accountable expenses, prior to the offering commencement.

●	After the offering commences, a monthly fee of $11,000 (not to exceed $99,000 in aggregate) while the offering is ongoing.

●	We have approved a budget, to be used for supplemental offering marketing on a case-by-case basis subject to our approval, of $461,250, which could be paid to Reach for these services.

Marketing Services Includes:

1.	Website Design and Development:
	1.	Copywriting and design of the website with up to 3 rounds of revisions at the copywriting stage and design stage each.
	2.	Development of the website using Webflow.
	3.	Integration of tracking, analytics, and pixels.
	4.	Ongoing maintenance and management of website content.
2.	Audience-Building Infrastructure:
	1.	Audience building through email capture on landing pages.
	2.	Creation of the following email series:
		1.	Investor educational email series (4 to 6 emails)
		2.	Post investment series (1-2 emails)
	3.	Design and implementation of email capture in Klaviyo.
	4.	Integration of DealMaker webhooks to build and track the investor funnel and status.
3.	Video Production:
	1.	Creation of a campaign video to highlight the investment opportunity.
		1.	90-120 Seconds
		2.	Basic Motion Graphics (includes lower-thirds, basic text animations, etc.)
		3.	Access to Stock Footage
	2.	Creation of video script with up to 2 rounds of revisions on the script.
	3.	One full day of video shooting (up to 10 hours).
	4.	Creation of final video with up to three revisions of edits
4.	Conversion Rate Optimization (CRO):
	1.	Continuous testing of website content to improve conversion rates.
5.	Email Marketing:
	1.	Ongoing nurturing of the email list with updates repurposed from the Customer’s campaign announcements, relevant news, and webinars.
6.	Ad Creative
	1.	4-6 image assets resized for all channels
	2.	2-3 video assets resized for all channels
	3.	3-4 copy variations applicable to respective channels
7.	Paid Media
	1.	Management of Google ADs including Search, Display, Google Discovery, and YouTube ads.
	2.	Management of Meta Ads (Facebook & Instagram) as well as Twitter/X ads upon request.
	3.	Ongoing testing of ad copy and creative.
8.	Media Network:
	1.	Sourcing and negotiating private media placements with relevant publishers and email newsletters.
	2.	Purchases of media placements will include a fee equal to 15% of the total spend. Aggregate fees shall not exceed the maximum listed in “Schedule: Summary of Compensation”

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9.	Reporting:
	1.	Regular calls: bi-weekly

For these services, we have agreed to pay Reach maximum compensation of $615,750.

The maximum compensation to be paid to the Broker and its affiliates shall not exceed a maximum compensation limit of $1,826,624.95.

Transaction Fee

Investors will be responsible for a 3.0% transaction fee applicable to the purchase amount paid by investors at the time of investment, which amounts to $29.97 for the minimum investment amount (the “Transaction Fee”). Commissions are charged on the Investor Fee. This fee is not considered part of the cost basis of the subscribed Securities and will be remitted directly to the Company.

Bonus Shares for Certain Investors

Certain investors in this Offering may be eligible to receive additional shares of the Company's Common Stock at no additional cost (“Bonus Shares”). Eligibility to receive Bonus Shares is based on either (i) the amount invested in this Offering or (ii) the investor's status as an existing stockholder of the Company as of the date on which this Offering is qualified by the Commission (the “Record Date”). For purposes of the existing stockholder Bonus Shares, only holders of Common Stock as of the Record Date will be eligible. An investor who qualifies for both the investment-based Bonus Shares and the existing stockholder Bonus Shares may receive both, subject to the Bonus Share Cap described below.

Bonus Shares will be issued only to investors whose subscriptions are accepted by the Company and will be issued concurrently with the shares of Common Stock purchased in this Offering. Investors will not be required to pay any additional cash or provide any additional non-cash consideration to receive Bonus Shares. A reservation of shares or an indication of interest does not constitute a binding subscription, does not obligate an investor to purchase securities, and does not entitle an investor to receive any Bonus Shares.

Eligibility for Bonus Shares: Determined by the Company based on its stockholder records as of the Record Date and the amount of an investor's accepted subscription in this Offering. Existing stockholders are not required to continue holding their previously acquired shares after the Record Date in order to remain eligible for the existing stockholder Bonus Shares, provided they otherwise satisfy the eligibility requirements. Fractional Bonus Shares will not be issued. Any Bonus Shares otherwise issuable that would result in a fractional share will be rounded up to the nearest whole share.

Bonus Share Cap: The aggregate number of Bonus Shares that may be issued to any investor, including any combination of investment-based and existing stockholder Bonus Shares, will not exceed 20% of the number of shares of Common Stock purchased by such investor in this Offering.

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Investment Amount*	Bonus Shares	Existing Shareholder Loyalty Bonus	Investor Perks
Existing Shareholders (regardless of investment amount)	3%	Eligible for a 3% loyalty bonus on shares purchased in this offering.	None
$2,000 – $4,999	2%	Existing shareholders may also qualify for the 3% loyalty bonus, subject to the maximum bonus cap.	50% discount on one SideCar device ($999 value) and one Epilog T-shirt.
$5,000 – $9,999	5%	Existing shareholders may also qualify for the 3% loyalty bonus, subject to the maximum bonus cap.	75% discount on one SideCar device ($999 value) and one Epilog T-shirt.
$10,000 – $14,999	10%	Existing shareholders may also qualify for the 3% loyalty bonus, subject to the maximum bonus cap.	One complimentary SideCar device ($999 value) and one Epilog T-shirt.
$15,000 – $49,999	15%	Existing shareholders may also qualify for the 3% loyalty bonus, subject to the maximum bonus cap.	None.
$50,000 or more	20%	Existing shareholders may also qualify for the 3% loyalty bonus, subject to the maximum bonus cap.	None.

*In order to receive Bonus Shares based on the amount invested, investors must submit investment(s) in this Offering that in the aggregate meet the minimum Bonus Share requirement. Investors will receive the Bonus Share amount from the highest category for which they are eligible. The amount invested does not include the 3.0% Transaction Fee. Bonus Shares will not be granted if an investor submits multiple investments that only meet the minimum investment condition when combined. All Bonus Shares and Perks will be issued when the offering is completed. Investments made through a self-directed IRA cannot receive Bonus Shares due to tax laws. The Internal Revenue Service (IRS) prohibits self-dealing transactions in which the investor receives an immediate, personal financial gain on investments owned by their retirement account. As a result, an investor must refuse the Bonus Shares because they would be receiving a benefit from their IRA account.

TAX CONSEQUENCES FOR RECIPIENTS (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME WITH RESPECT TO BONUS SHARES ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

THE COMPANY RESERVES THE RIGHT TO DISCONTINUE BONUS SHARE PROGRAM AT ANY TIME FOR REGULATORY COMPLIANCE PURPOSES.

Investor’s Tender of Funds

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Common Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only, and checks will not be accepted. Investors will subscribe via the Company’s website and investor funds will be processed via DealMaker’s integrated payment solutions. Funds will be held in the Company’s payment processor account until the Broker has reviewed the proposed subscription, and the Company has accepted the subscription. Funds released to the Company’s bank account will be net funds (investment less payment for processing fees and a holdback equivalent to 5% for 90 days).

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Upon each closing, funds tendered by investors will be made available to the Company, or to Selling Securityholders for their use.

In order to invest you will be required to subscribe to the offering via the Company’s website, https://invest.epilog.com, integrating DealMaker’s technology and agree to the terms of the offering, Subscription Agreement, and any other relevant exhibit attached thereto.

Any investor that will be receiving Bonus Shares will also be required to subscribe to the offering via the Company’s website integrating DealMaker’s technology or via a separate electronic document signature technology employed by the Company. All investors that receive Bonus Shares will be required to agree to the terms of the offering, Subscription Agreement, and any other relevant exhibit attached thereto.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of his or her annual income or 10% of their net worth (excluding the investor’s principal residence).

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Broker will review all subscription agreements completed by the investor. After Broker has completed its review of a subscription agreement for an investment in the Company, and the Company has elected to accept the investor into the offering, the funds may be released to the Company.

DealMaker Securities has not investigated the desirability or advisability of investment in the Common Stock, nor approved, endorsed or passed upon the merits of purchasing the Common Stock. The Broker is not participating as an underwriter and under no circumstance will it recommend the Company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Broker is not distributing any Offering Circulars or making any oral representations concerning this Offering Circular or this offering. Based upon Broker’s anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this offering and no investor should rely on the involvement of Broker in this offering as any basis for a belief that it has done extensive due diligence. Broker does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular presented to investors by the Company. All inquiries regarding this offering should be made directly to the Company.

Custody of Investor Funds

After an investor executes a subscription agreement, those funds will be held in a segregated account maintained by the Company’s third-party payment processor (Stripe), through DealMaker’s integrated payment processing, until the subscription is accepted by the Company and DealMaker Securities, LLC. The Company does not use a third-party escrow agent for this Offering. Upon acceptance of an eligible subscription, funds are generally released to the Company within one business day, net of a holdback equal to 5% of the subscription amount, which is held for 90 days and released automatically upon expiration of that period.

If a subscription is rejected or if a rescission is requested, all funds will be returned to the subscriber without deduction or interest, generally within one to two business days for credit card and wire payments and within three to five business days for ACH payments after the refund is processed, and in any event within thirty days of such rejection. A processing fee of $50 per refund is charged to the Company. Upon acceptance by us of a subscription, a confirmation of such acceptance will be sent to the subscriber. Neither the Broker nor the Company’s payment processor has investigated the desirability or advisability of investment in the Shares, nor approved, endorsed or passed upon the merits of purchasing the securities.

The funds tendered by potential investors will be held in the segregated payment-processor account and will be released to the Company, generally within one business day after the Company accepts an eligible subscription, or returned to the investors as discussed above. We may undertake one or more closings on a rolling basis (so not all investors will receive their Shares on the same date). Upon each closing, investors will receive a notification regarding their Shares, and funds tendered by investors will be made available to the Company.

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Selling Securityholders

Certain of the Company’s affiliates (the Selling Securityholders identified below) may sell a limited number of shares of Common Stock in this Offering. Shares will be sold on a pro rata basis throughout the Offering, beginning with the first Shares sold, with approximately 96% of the Shares sold for cash allocated to newly issued Shares of the Company and approximately 4% allocated to Shares of the Selling Securityholders, allocated among the Selling Securityholders based on the number of shares each has registered to sell, up to a maximum of 333,333 shares in the aggregate. The Selling Securityholders will receive the full public offering price of $3.00 per share for the Shares they sell; the Company will not receive any proceeds from those Shares and will bear the selling commissions, payment processing and other costs of sale attributable to those Shares.

The shares to be sold by the Selling Securityholders are shares of Non-Voting Common Stock. Each Selling Securityholder will, upon the acceptance of an investment for which shares will be sold by the Selling Securityholders, convert their shares of Voting Common Stock into shares of Non-Voting Common Stock, pursuant to the Company’s Amended and Restated Certificate of Incorporation, so that all Shares sold in this Offering will be Non-Voting Common Stock. No Selling Securityholder holds any shares of Non-Voting Common Stock prior to the offering.

Selling Securityholder	Shares Owned Before Offering	Shares Being Sold	Shares Owned After Offering	% Before	% After
Michael Mojaver	20,000,000	166,666	19,833,334	46.9%	46.5%
Lance Mojaver	3,445,730	83,333	3,362,397	8.1%	7.9%
Marc Munford	246,124	66,667	179,457	0.6%	0.4%
Rony Greenberg	123,062	16,667	106,395	0.3%	0.2%
Total	23,814,916	333,333	23,481,583

Beneficial ownership of Voting Common Stock is presented on a Rule 13d-3 basis (42,688,899 shares of voting common outstanding, including shares issued to Maxim). Certain officers and directors also hold non-plan stock options exercisable for Non-Voting Common Stock; because those options confer no voting power, they are excluded from the amounts and percentages shown above and are disclosed by this footnote. Vested non-voting options exercisable within 60 days of the date of this Offering Circular (exercise price $1.53 per share): Lance Mojaver 5,087,929; Marc Munford 2,250,969; Rony Greenberg 1,688,227; Kelly Stopher 569,614 (total 9,596,739). A further 1,373,169 non-voting options are unvested, vesting in equal monthly installments over 12 months beginning October 1, 2026. No options were granted to Michael Mojaver. Percentages are calculated on 42,688,899 shares outstanding and do not give effect to shares newly issued in this Offering.

Transfer Agent and Registrar

DealMaker Transfer Agent LLC (doing business as DealMaker Shareholder Services) will serve as transfer agent to maintain shareholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our shareholder register.

Provisions of Note in our Subscription Agreement

Forum Selection Provision

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the company based on the agreement to be brought in a state or federal court of competent jurisdiction in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the subscription agreement. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits that may be brought to enforce contractual rights and obligations under the subscription agreement and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision may not be used to bring actions in state courts for suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The subscription agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the agreement, including any claim under federal securities laws. By signing the subscription agreement an investor will warrant that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

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USE OF PROCEEDS TO ISSUER

The Company estimates that if it sells the maximum amount of $25,000,000 from the sale of Common Stock, which represents the value of shares available to be offered as of the date of this Offering Circular out of the rolling 12-month maximum offering amount of $75 million, the net proceeds to the issuer in this offering will be approximately $22,213,375 after deducting the estimated offering expenses of approximately $2,536,625 (including marketing, legal and accounting professional fees and other expenses).

The table below shows the net proceeds the Company would receive from this offering assuming an offering size of $6,250,000, $12,500,000, $18,750,000 and $25,000,000 (the remaining amount to be sold in this offering), and the intended use of those proceeds. There is no guarantee that we will be successful in selling any of the shares we are offering.

Use of Net Proceeds	$6,250,000 Offering	$12,500,000 Offering	$18,750,000 Offering	$25,000,000 Offering
Gross proceeds	$6,437,500	$12,875,000	$19,312,500	$25,750,000
Proceeds to Selling Shareholders	$(250,000)	$(500,000)	$(750,000)	$(1,000,000)
Selling Expenses	$(1,242,687)	$(1,674,000)	$(2,105,312)	$(2,536,625)

Net proceeds available	$4,944,813	$10,701,000	$16,457,188	$22,213,375
R&D / product development (34.0%)	$1,681,236	$3,638,340	$5,595,444	$7,552,548
Manufacturing, inventory & supply chain (12.2%)	$603,267	$1,305,522	$2,007,777	$2,710,032
Sales & marketing (29.6%)	$1,463,665	$3,167,496	$4,871,328	$6,575,159
G&A / working capital (24.2%)	$1,196,645	$2,589,642	$3,982,639	$5,375,636

Total use of net proceeds	$4,944,813	$10,701,000	$16,457,188	$22,213,375

The Company reserves the right to change the use of proceeds at management’s discretion.

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THE COMPANY’S BUSINESS

Overview

Epilog is an early stage artificial intelligence (“AI”) vision company developing edge AI devices and cloud software platforms that enable machines to interpret and act on visual data in real world environments. The Company focuses on applications in driver assistance and vision forensics where automated visual analysis can improve safety, efficiency, and operational insight. Epilog’s products combine specialized imaging hardware, edge computing, and cloud based software to deliver deployable AI systems capable of processing large volumes of visual data and converting it into actionable information. Through its automotive platform, SideCar and its Aperis vision product line, the Company is working towards building a unified technology architecture designed to support scalable AI vision solutions across multiple industries.

Our mission is to improve safety and efficiency by automating repetitive tasks through advanced vision based AI that converts visual data into actionable insights.

We currently focus on two primary markets: the automotive aftermarket industry and vision forensics. Our automotive product line currently includes one product, SideCar. SideCar is an AI vision driver assistance system designed as a retrofit solution for existing vehicles. SideCar integrates with driver assistance features such as lane keeping and adaptive cruise control to enhance driving safety and comfort. Our vision forensics product line currently includes two product offerings and is offered through our subsidiary, Aperis AI. These offerings include: (i) Vortex, an AI based vision compression and archiving system designed to significantly extend retention capacity, and (ii) CloseView, a high-resolution AI vision system designed for analyzing large spaces. In addition, Epilog has developed Wellcome, a patented contactless health-screening system that uses multispectral imaging technology. While Wellcome is part of our broader vision forensics technology platform, it is not currently a primary focus of our commercialization efforts.

We believe these markets are experiencing rapid growth driven by advances in AI vision systems, edge computing, and real time video analytics. We believe our integrated hardware and software architecture positions Epilog to capitalize on these trends as demand grows for deployable AI systems capable of operating reliably in real world environments.

Epilog was originally founded as Biotronix Corporation in 2010 as a Delaware holding company. On July 27, 2015, the Company changed its name to Epilog Imaging Systems, Inc., at which point active operations began. Our long term goal is to become a leader in AI vision technology by developing scalable, high-performance systems for a broad range of industries. Our core values of innovation, quality, scalability, customer focus, and integrity guide our operations and product development.

Our Technology

Epilog develops its AI through a vertically integrated “Physical AI” stack that combines proprietary hardware, edge computing, and cloud infrastructure. Built on open-source frameworks, Epilog adds a custom layer of proprietary techniques designed to handle high-resolution and wide-area imagery. Data is captured from devices such as SideCar, Vortex, and CloseView, then processed directly on-device using edge AI to detect events and optimize bandwidth.

Our systems generally incorporate four principal technological components:

•	Imaging hardware: Our products use cameras and other imaging sensors to capture visual information a high resolution and across relatively large fields of view.
•

Edge computing: Rather than transmitting all captured video to a remote cloud environment for processing, our systems are designed to perform substantial portions of image processing and AI analysis locally on the device. This approach is intended to reduce bandwidth requirements, improve response times, and permit our systems to operate in environments in which network connectivity may be limited.

•

AI and computer vision software: Our software is designed to analyze visual information, identify objects and events, and convert visual data into information that can be acted upon by a driver, customer, or other system.

•	Cloud and centralized services: Where appropriate, relevant information can be transmitted to centralized systems for indexing, storage, additional analysis, customer access, and software updates.

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Epilog’s AI is optimized to minimize file sizes and networking requirements for large image streams while maintaining low computational overhead. It also incorporates persistent scene memory, cataloguing events and enables devices to retain contextual awareness over time rather than processing each frame independently. Relevant data is transmitted to centralized systems for indexing and analysis, with continuous improvements deployed back to devices, enabling scalable, real-time vision intelligence across automotive, security, and healthcare environments.

Our Business Strategy

Our strategy is to develop AI-enabled imaging products that solve specific problems for customers while utilizing common underlying technology across multiple product lines. We believe that developing common hardware, imaging, edge-processing and software capabilities may allow us to reduce the incremental cost and development time associated with introducing additional products.

Our current business priorities include:

1.	completing commercialization and broader deployment of SideCar;
2.	expanding SideCar compatibility across additional vehicle models;
3.	establishing manufacturing and installation capabilities sufficient to support commercial demand;
4.	completing development and field testing of Vortex;
5.	completing development and customer demonstrations of CloseView;
6.	establishing direct sales, distributor and dealer channels;
7.	developing recurring cloud and software-service revenue opportunities; and
8.	continuing to improve the underlying AI and computer vision platform.

Our ability to execute this strategy will depend upon obtaining sufficient capital, completing product development and testing, achieving regulatory and technical requirements, establishing manufacturing and distribution capabilities, obtaining customer acceptance and competing successfully against substantially larger companies.

Anticipated Products and Services

Automotive Product Line: SideCar

SideCar is a retrofit AI driver assistance device designed to bring advanced autonomous capabilities to existing vehicles already on the road. The system mounts inside the windshield behind the rearview mirror and integrates with a vehicle’s built in lane keeping assist (LKAS) and adaptive cruise control (ACC) systems to help manage steering, acceleration, and braking while the driver supervises the vehicle.

Using a combination of cameras, radar, and artificial intelligence vision processing, SideCar monitors lane markings, surrounding traffic, and road conditions in real time. The system assists with keeping the vehicle centered within its lane, adjusts speed based on traffic flow, and supports highway driving tasks that may help reduce driver fatigue. A driver facing vision system monitors driver alertness and can detect distraction or fatigue, prompting the driver if attention declines.

SideCar development has progressed from early prototypes and testing to beta deployments beginning in 2023 and continued refinement through 2024 and 2025. Initial market availability and direct to consumer sales began in 2026, with installations taking place in operational vehicles and compatibility expanding across additional vehicle models. As of May 6, 2026, 19 units have been installed. The platform continues to evolve through ongoing software updates designed to improve perception, driving behavior, and system performance.

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Vision Forensics Product Line: Vortex

Vortex is an artificial intelligence powered video compression and analytics device designed to enable long term local and cloud based data archiving. The system provides operational insights through object detection and event recognition while significantly extending the storage capacity of vision systems.

Initially introduced in early 2025 and currently undergoing field testing, Vortex is designed to support customers with limited network bandwidth by shifting more processing and bandwidth management to the edge, thereby reducing reliance on cloud infrastructure. A customer portal enabling direct device purchases at retail pricing and enrolment in cloud subscription services is currently under development. The Company is working toward launching the updated Vortex platform in the second half of 2026.

Vortex targets the approximately $8 billion video cloud storage market (based on publicly available industry estimates). Elements of the Vortex architecture have already been incorporated into the Company’s Wellcome and CloseView products, which utilize internal vision processing capabilities rather than relying solely on external networked sensors.

Vision Forensics Product Line: CloseView

CloseView is a high resolution AI vision system designed for analyzing large spaces and complex environments where conventional vision systems may lack sufficient detail or situational awareness. The system combines advanced imaging sensors with AI based visual analysis to detect objects, track movement, and identify events across wide fields of view.

CloseView is intended for use in applications such as infrastructure monitoring, industrial facilities, transportation hubs, and large commercial properties. The system is designed to reduce the number of cameras required to monitor large spaces while enabling advanced video analytics and long term data retention when combined with the Vortex platform.

CloseView is currently in development and demonstration stages, with early systems being prepared for customer evaluation and pilot deployments in Q3 or Q4 of 2026.

US Patents and Trademarks

The Company maintains a portfolio of intellectual property consisting of issued patents and trademarks covering imaging systems, camera assemblies, artificial intelligence technologies, and related software platforms. The Company currently holds 9 issued patents, two registered trademarks, and eight pending trademark applications. Certain patents list the company’s Chief Executive Officer, Michael Mojaver, as the named inventor and have been assigned to the Company.

CATEGORY	TECHNOLOGY/MARK	JURISDICTION	NO.	FILING DATE	ISSUE DATE	EXPIRATION DATE	STATUS
Patent	Super Resolution Binary Imaging and Tracking System	United States	9137433	9/19/2011	9/15/2015	1/3/2034	Issued
Patent	Compound Dome Camera Assembly	United States	9485395	10/19/2011	11/1/2016	8/4/2032	Issued
Patent	Compound Dome Camera Assembly	United States	10148916	10/31/2016	12/4/2018	10/19/2031	Issued
Patent	Super Resolution Binary Imaging and Tracking System	United States	10348963	9/8/2015	7/9/2019	9/19/2032	Issued
Patent	Super Resolution Imaging and Tracking System	United States	10404910	12/19/2014	9/3/2019	7/29/2032	Issued
Patent	Automated Digital Magnifier System With Hand Gesture Controls	United States	10599920	2/1/2017	3/24/2020	7/8/2037	Issued
Patent	Method and Apparatus for Obtaining Enhanced Resolution Images	United States	10924668	8/4/2017	2/16/2021	9/19/2031	Issued
Patent	Method and Apparatus for Obtaining Enhanced Resolution Images	United States	11689811	2/16/2021	6/27/2023	10/20/2031	Issued
Patent	Imaging Method and Device	United States	12328489	4/26/2023	6/10/2025	10/25/2041	Issued

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Trademark	SIDECAR	United States	7482543	11/20/2020	8/20/2024	8/20/2034 (renewable)	Registered
Trademark	SIDECAR	United States	7766483	6/17/2024	4/22/2025	4/22/2035 (renewable)	Registered
Trademark	APERIS	United States	99622077	1/29/2026			Pending
Trademark	APERIS and Design	United States	99622252	1/29/2026			Pending
Trademark	CLOSEVIEW	United States	99622067	1/29/2026			Pending
Trademark	EPILOG	United States	99622058	1/29/2026			Pending
Trademark	SIDECAR	United States	99622044	1/29/2026			Pending
Trademark	SIDECAR Logo	United States	99622087	1/29/2026			Pending
Trademark	VORTEX	United States	99622030	1/29/2026			Pending
Trademark	WELLCOME	United States	99622020	1/29/2026			Pending

Third Party AI and Licensing Agreements

The Company may utilize a variety of third-party software platforms such as those developed by Nvidia, Ubuntu, as well as open-source tools developed by Apache, BSD, and MIT.

Sales and Distribution Strategy

The Company’s commercialization strategy combines direct sales with third-party distribution. Product specific strategies include:

•

SideCar: D2C sales, partnerships with automotive retailers and installers, and distribution through aftermarket automotive channels. Epilog will support these efforts with digital marketing, social media outreach, and content-driven campaigns.

•	Vortex / CloseView: Direct sales to end users as well as through a dealer network, initially targeting integrators and infrastructure operators.

•	Wellcome: Partnerships with healthcare providers and digital health integrators as the product moves toward commercialization.

Future Roadmap

SideCar is in limited market availability, with information publicly available at drivesidecar.com, and we are developing a similar direct sales experience on aperis.ai for Vortex and CloseView. Across all products, our strategy includes both direct-to-consumer (D2C) and direct-to-business (D2B) channels.

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In addition, we have built a strong pipeline of potential distributors and dealers who signed up during trade shows throughout 2025. While these relationships have not yet been actively engaged, they represent a valuable expansion channel as we move into broader commercialization and scale distribution efforts.

We expect to begin generating revenue in 2026 with the initial sales of SideCar units. As demand increases, we intend to expand manufacturing capacity. Scaling manufacturing would require ordering materials and components utilizing bulk orders with significant lead times. We would accomplish this by planning production runs targeting approximately 1,000 units across the SideCar and Vortex platforms which, if achieved, would support broader market deployment and expanded distribution channels in 2026. SideCar provides AI based driver assistance capabilities for existing vehicles, while Vortex enables long term video archiving and analytics for surveillance environments.

Our principal challenges include scaling operations to manufacture and deliver products at commercial volumes, providing customer support infrastructure, and addressing operational and technical challenges that may arise as adoption of SideCar, Vortex, and CloseView increases.

Competitors and Industry

The market for advanced driver-assistance and autonomous vehicle technologies is highly competitive and rapidly evolving. The Company competes with automotive manufacturers that offer factory-installed driver-assistance systems, such as Tesla, as well as companies developing autonomous driving platforms, including Waymo. The Company also competes with automotive suppliers that provide vision, and software-based solutions, including large Tier 1 suppliers and technology providers.

Many of these competitors have substantially greater financial, technical, and marketing resources, more established industry relationships, and longer operating histories than the Company, which may place the Company at a competitive disadvantage. Certain competitors focus on integrated systems offered in new vehicles, which may be priced at a premium relative to mass-market vehicles.

By contrast, the Company’s SideCar product is being designed as a potential aftermarket solution intended for integration with existing vehicles equipped with electronic steering, braking, and throttle controls. For illustrative purposes only, the Company is evaluating compatibility with widely available mass-market vehicles, such as Toyota and Honda; however, actual compatibility, pricing, regulatory approval, and commercial viability remain subject to further development and testing.

We believe this represents a significant market opportunity. Millions of vehicles may be potentially compatible with SideCar. Assuming a target manufacturer’s suggested retail price (“MSRP”) of $999, the Company estimates that its total addressable market could be in the multi-billion-dollar range; however, such estimates are subject to numerous assumptions and uncertainties. These figures are management estimates and have not been independently verified.

Vortex targets the approximately $8 billion video cloud storage market (based on publicly available industry estimates). Elements of Vortex functionality have already been integrated into the Company’s Wellcome™ and CloseView™ products, which incorporate internal vision processing capabilities rather than relying on separate network devices. Key competitors include Verkada, a private cloud-security platform that has publicly reported raising venture capital exceeding $700 million; Samsara (NYSE: IOT), a large public IoT platform; Axis Communications; Milestone Systems; and Avigilon, which develops enterprise video surveillance and analytics systems.

Customer Base

Epilog’s early customer base consists primarily of consumer vehicle owners adopting the SideCar retrofit driver-assistance system, along with business customers adopting Aperis products. We would target these customers through direct to consumer sales, as well as through distributor relationships.

Vortex and CloseView are expected to see broad adoption among businesses and property owners that require long-term video archiving and advanced video analytics.

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SideCar targets vehicles equipped with existing driver-assistance features, while Vortex serves businesses that need long-term video storage and bandwidth-efficient surveillance infrastructure.

Governmental/Regulatory Approval and Compliance

The Company's activities may be subject to federal, state and local laws and regulations relating to automobiles, vehicle safety, telecommunications, artificial intelligence, video surveillance, privacy, data security, consumer protection, software, intellectual property and, to the extent the Company commercializes Wellcome, healthcare and medical technologies.

Motor vehicle safety and transportation regulation. SideCar is an aftermarket driver-assistance product that interacts with a vehicle's steering, acceleration, and braking systems. The National Highway Traffic Safety Administration (“NHTSA”), an agency of the U.S. Department of Transportation, administers the Federal Motor Vehicle Safety Standards and has authority over motor vehicle equipment, including authority to investigate potential safety-related defects and to require recalls. Aftermarket systems that affect vehicle control may also implicate the federal prohibition on rendering safety equipment inoperative and a range of state laws governing vehicle equipment, modification, inspection, and operation, as well as evolving federal guidance and state legislation addressing advanced driver-assistance and automated-driving technologies. Compliance with these requirements, and with any future requirements, may require significant time and expense, and a failure to comply, or a determination that our products contain a safety-related defect, could result in recalls, penalties, restrictions on sale, or liability.

The regulatory environment applicable to AI-enabled products is developing rapidly. New laws, regulations or interpretations could affect the Company's ability to develop, test, market or sell its products.

Employees

The Company currently has 4 employees.

THE COMPANY’S PROPERTY

On January 1, 2022, the Company entered a lease agreement for research and development space located at 155 Dubois Street, Suite D, Santa Cruz, CA 95060. The term of the lease is January 1, 2022 to December 31, 2023 at the rate of $2,697 per month for the period commencing January 1, 2022 and ending December 31, 2022, and at a rate of $2,777 per month for the period commencing January 1, 2023 and ending December 31, 2023.

The Company continued to occupy the 155 Dubois Street space for the year ended December 31, 2025 and paid $2,777 per month for a total of $33,324 in rent for the year ended December 31, 2025.

On December 15, 2025, the Company entered into a 48-month non-cancelable operating lease for approximately 1,200 square feet of second-floor research and development space located at 155 Dubois Street, Suite D, Santa Cruz, California. The lease commences January 1, 2026 and expires December 31, 2029. Fixed monthly base rent is $2,860 for 2026, escalating annually by 3% thereafter.

The Company also leased space in San Francisco, California from a related party who is both an officer and director of the Company on a month to month basis at a rate of $4,500 per month. The leased space is primarily used for office space. Due to the short term nature of the lease, the Company has elected to expense the monthly payments as incurred. The Company paid a total of $54,000 for the year ended December 31, 2025. The Company intends to continue on a month to month basis throughout 2026.

On August 7, 2025, the Company entered into a sublease agreement for approximately 2,400 rentable square feet of office and laboratory space located at 125 San Carlos Street, San Francisco, California. The lease commenced on September 1, 2025 at a fixed monthly rent of $6,500 and has a term of two (2) years, extending into 2027. The space is used for software development and prototyping. Refer to Note 7 — Leases for additional information regarding the operating lease right-of-use asset and lease liability recognized in connection with this lease.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in this Offering Circular.

Overview

Epilog is an early stage artificial intelligence (“AI”) vision company developing edge AI devices and cloud software platforms that enable machines to interpret and act on visual data in real world environments. The Company focuses on applications in driver assistance and vision forensics where automated visual analysis can improve safety, efficiency, and operational insight. Epilog’s products combine specialized imaging hardware, edge computing, and cloud based software to deliver deployable AI systems capable of processing large volumes of visual data and converting it into actionable information. Through its automotive platform, SideCar and its Aperis vision product line, the Company is working towards building a unified technology architecture designed to support scalable AI vision solutions across multiple industries.

Six Months Ended June 30, 2026, Compared to Six Months Ended June 30, 2025

 Results of Operations

The Company generated revenues of $14,652 for the six months ended June 30, 2026 as it began to realize initial sales activity, compared to no revenues for the six months ended June 30, 2025, during which the Company remained focused on business development activities.

Total operating expenses were $1,975,004 for the six months ended June 30, 2026, compared to $161,425 for the six months ended June 30, 2025, an increase of $1,813,579, or approximately 1,123.5%. The increase was driven primarily by: (i) $758,000 of non-cash share-based compensation expense, a new item with no comparable amount in the prior period; (ii) approximately $461,000 of higher Marketing and investor awareness expense, the substantial majority of which relates to capital raise expense incurred in connection with the Company's ongoing securities offering activities; (iii) approximately $262,725 of higher Other operating expenses; and (iv) approximately $209,000 of higher Research and development expense as the Company continued to invest in product commercialization, together with smaller increases in payroll and benefits, general and administrative expenses, and depreciation and amortization.

Components of Other Operating Expenses

	2026	2025	% Change
Auto and travel	$21,712	$6,507	233.7%
Insurance	6,206	275	2,156.7%
Occupancy and facility	98,034	51,533	90.2%
Professional fees	215,622	20,534	950.1%
Total Other Operating Expenses	$341,574	$78,849	333.2%

As a result of the foregoing, the Company generated a net loss of $1,951,750 for the six months ended June 30, 2026 compared to a net loss of $166,582 for the six months ended June 30, 2025.

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Liquidity and Financial Condition

WORKING CAPITAL	June 30, 2026	December 31, 2025
Current assets	$1,575,647	$1,465,360
Current liabilities	$724,268	$632,388
Working capital	$851,379	$832,972

CASH FLOWS	Six months ended June 30, 2026	Six months ended June 30, 2025
Cash flow used by operating activities	$(1,152,745)	$(184,514)
Cash flow provided by (used in) investing activities	(8,918)	38,065
Cash flow provided by financing activities	1,206,591	817,956
Net increase in cash during period	$44,928	$671,507

Historically, the Company has financed its operations through the sale of securities to investors. As the Company transitions to delivering products to customers, traditional lines of credit and inventory financing are expected to be secured as needed. The Company maintains a relatively low overhead. The Company has historically paid a portion of officer and director compensation in equity to conserve cash for research and development, product development, and fundraising activities, and in 2026 granted non-plan stock options to directors, officers and certain employees.

On June 30, 2026, the Company's cash on hand was $1,503,038, with total assets of $2,101,304. Comparatively, as of December 31, 2025, the Company's cash on hand was $1,458,110, with total assets of $2,033,716. During the six months ended June 30, 2026 the Company had a net increase in cash of approximately $45,000, driven primarily by approximately $1,207,000 of net proceeds from financing activities, partially offset by approximately $1,153,000 of cash used in operating activities and approximately $9,000 used in investing activities.

As of June 30, 2026 and December 31, 2025, the Company had total liabilities of $835,600 and $781,306, respectively. The largest component of Company liabilities is shareholder advances, which were previously used to assist with the costs of operations. On June 30, 2026 and December 31, 2025, the amount of advances outstanding was $227,525 and $227,525, respectively.

The Company has recorded losses since inception and, as of June 30, 2026, had an accumulated deficit of $7,713,305 compared to an accumulated deficit of $5,761,555 as of December 31, 2025. The Company plans to continue additional fundraising through securities offerings, equity issuances, or any other method available to the Company. Absent additional capital, the Company may be forced to significantly reduce expenses and could become insolvent.

Recent Offerings of Securities and Outstanding Debt

During the six months ended June 30, 2026, the Company issued 2,060,994 shares of its common stock in conjunction with its Regulation Crowdfunding offering. Gross proceeds attributable to these shares were $1,104,146, and net proceeds, after issuance costs of $115,440, were $988,706. Total cash collected during the period in connection with the offering was $1,206,591, which also includes $217,885 collected on shares subscribed for in the prior year.

As of June 30, 2026 and December 31, 2025, the Company had outstanding stock subscriptions receivables of $0 and $217,885, respectively.

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Going Concern

As shown in the accompanying financial statements, the Company has incurred operating losses since inception. As of June 30, 2026, the Company has an accumulated deficit of $7,713,305 and, for the six months then ended, incurred a net loss of $1,951,750 and used approximately $1,153,000 of cash in operating activities. While the Company had positive working capital of $851,379 at June 30, 2026 following its recent equity financing activities, continuing losses and ongoing cash used by operating activities, together with the Company's dependence on external financing to fund operations, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Subsequent Events

On August 20, 2026, the Company filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which became effective on that date. The Amendment increased the total number of shares of capital stock the Company is authorized to issue from 55,000,000 shares (50,000,000 shares of Voting Common Stock and 5,000,000 shares of Preferred Stock) to 280,000,000 shares, consisting of 75,000,000 shares designated as Voting Common Stock, 200,000,000 shares newly designated as Non-Voting Common Stock, and 5,000,000 shares designated as Preferred Stock (unchanged). The Amendment was approved by the Company’s Board of Directors on August 18, 2026 and by the holders of the requisite number of shares of the Company’s capital stock on August 19, 2026.

On September 4, 2026, the Company’s Board of Directors approved the grant of non-qualified stock options outside of the Company’s stock incentive plan to certain directors, officers, and consultants (excluding the Company’s Chief Executive Officer), covering an aggregate of 11,321,503 shares of Non-Voting Common Stock at an exercise price of $1.53 per share, representing the fair market value of the underlying stock as determined by an independent third-party valuation. Of these awards, options covering 9,948,334 shares — representing the full number of shares previously allocated under the Company’s informal, pre-plan allocation program described in Note 9 – Subsequent Events, which this grant formalizes and settles in its entirety — vested in full on the grant date, and options covering 1,373,169 shares vest in 12 equal monthly instalments beginning October 1, 2026. The options covering the 1,373,169 shares that vest in monthly instalments constitute the Company’s 2026 option grant; the Company reserves the right to grant additional options or other equity awards to new hires and consultants from time to time. Using the Black-Scholes option-pricing model (grant-date share price and exercise price of $1.53, expected term of 10 years, risk-free rate of 4.3%, expected volatility of 80%, and no expected dividends), the Company estimated the grant-date fair value of these options at approximately $1.28 per option, or an aggregate of approximately $14,470,000. As the grant date is subsequent to June 30, 2026, no compensation expense related to these awards has been recognized in the accompanying condensed consolidated financial statements; the Company expects to recognize approximately $12,715,000 of non-cash share-based compensation expense in the period that includes the grant date related to the immediately vested awards, with the remaining approximately $1,755,000 recognized over the 12-month vesting period of the awards vesting in instalments.

On September 16, 2026, the Company adopted the Epilog Imaging Systems, Inc. Stock Incentive Plan (the “Plan”), which became effective on that date. The Plan authorizes the Company to grant equity and equity-based awards, including incentive stock options, nonqualified stock options, share appreciation rights, and restricted stock awards, to officers, employees, directors, and consultants of the Company. The maximum number of shares of the Company’s Non-Voting Common Stock that may be delivered pursuant to awards granted under the Plan is 14,000,000 shares. The Plan was adopted by the Company’s Board of Directors on September 4, 2026, subject to stockholder approval, and was approved by the holders of the requisite number of shares of the Company’s capital stock on September 16, 2026.

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Year Ended December 31, 2025, Compared to Year Ended December 31, 2024

Operating Results

For both the years ended December 31, 2025 and 2024, Epilog did not generate any revenues as it remained focused on business development activities.

The Company has continued its product commercialization activities during 2025, investing significantly in advertising and promotion to support market entry, while maintaining research and development at levels consistent with the prior year.

Total operating expenses were $945,140 for the year ended December 31, 2025, compared to $523,569 for the year ended December 31, 2024, an increase of $421,571, or approximately 80.5%. The largest driver was $319,558 of higher Marketing and Investor Awareness expense, the substantial majority of which related to investor outreach activities undertaken in connection with the Company's ongoing Regulation Crowdfunding ("Reg CF") offering — including digital media campaigns, and other promotional outreach to prospective investors. As described in Note 2 — Significant Accounting Policies, costs of this nature that cannot be directly attributed to a specific equity offering are expensed as incurred. Other operating expenses increased $105,602, driven primarily by occupancy and professional fees (see Components of Other Operating Expenses below), and general and administrative expense increased $38,971. These increases were partially offset by $28,386 of lower depreciation and amortization, $9,766 of lower payroll and benefits expense, and a $4,685 increase in the gain on sale of equipment; research and development expense was essentially unchanged, increasing $277.

Components of Other Operating Expenses

	2025	2024	$ Change	% Change
Auto and travel	$28,299	$18,980	$9,319	49.1%
Insurance	11,949	10,280	1,669	16.2%
Occupancy and facility	136,762	99,935	36,827	36.9%
Professional fees	75,529	17,742	57,787	325.7%
Total Other Operating Expenses	$252,539	$146,937	$105,602	71.9%

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As a result of the foregoing, the Company generated a net loss of $945,765 for the year ended December 31, 2025 compared to $531,267 for the year ended December 31, 2024.

Liquidity and Financial Condition

	December 31, 2025	December 31, 2024
WORKING CAPITAL
Current assets	$1,465,360	$25,454
Current liabilities	$632,388	$549,611
Working capital (deficit)	$832,972	$(524,157)

	For the year ended
	December 31, 2025	December 31, 2024
CASH FLOWS
Cash flow used by operating activities	$(940,247)	$(314,025)
Cash flow used by investing activities	(17,799)	(3,042)
Cash flow provided by financing activities	2,395,202	172,912
Net increase (decrease) in cash during year	$1,437,156	$(144,155)

Historically, the Company has financed its operations through the sale of securities to investors. As the Company transitions to delivering products to customers, traditional lines of credit and inventory financing are expected to be secured as needed. The Company maintains a relatively low overhead. The Company has historically paid a portion of officer and director compensation in equity to conserve cash for research and development, product development, and fundraising activities, and in 2026 granted non-plan stock options to directors, officers and certain employees.

On December 31, 2025, the Company’s cash on hand was $1,458,110, with total assets of $2,033,716. Comparatively, for the year ended December 31, 2024, the Company’s cash on hand was $20,954, with total assets of $352,584. During the year ended December 31, 2025 the Company had a net increase in cash of $1,437,156, driven primarily by $2,395,202 of net proceeds from financing activities, partially offset by $940,247 of cash used in operating activities and $17,799 used in investing activities.

For the years ended December 31, 2025 and December 31, 2024, the Company had total liabilities of $781,306 and $549,611, respectively. The largest component of Company liabilities is shareholder advances, which were previously used to assist with the costs of operations, and lease liabilities for its Dubois and San Carlos locations. On December 31, 2025 and December 31, 2024, the amount of advances outstanding was $227,525 and $227,525, respectively.

The Company has recorded losses since inception and, as of December 31, 2025, had an accumulated deficit of $5,761,555 compared to an accumulated deficit of $4,815,790 as of December 31, 2024.

The Company plans to continue additional fundraising through crowdfunding offerings, equity issuances, or any other method available to the Company. Absent additional capital, the Company may be forced to significantly reduce expenses and could become insolvent.

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Commercialization Status

The Company is currently in an early commercialization phase. SideCar has entered limited market availability, with initial units deployed to support validation, user feedback, and operational scaling. The Company continues to refine product design, installation processes, and distribution channels as it prepares for broader commercial rollout.

Recent Offerings of Securities and Outstanding Debt

During the year ended December 31, 2022, the Company issued 1,090,572 shares of Voting Common Stock in connection with its Regulation A offering. Total gross proceeds attributed to these shares were $898,022, of which $99,589 related to the collection of subscriptions receivable outstanding at the beginning of the year. The Company incurred $132,300 in offering costs associated with this issuance, resulting in net 2022 cash proceeds of $666,133.

For the year ended December 31, 2023, the Company issued a total of 352,672 shares of its Voting Common Stock in conjunction with its Reg CF securities offering for $397,703, net of issuance costs of $58,795. On December 31, 2023, the Company issued a total of 9,674 shares of its Voting Common Stock to StartEngine for service provided in administering the Reg CF.

For the year ended December 31, 2024, the Company issued 269,444 shares of its Voting Common Stock in conjunction with its Reg CF securities offering for $172,912, net of issuance costs of $110,976.

For the year ended December 31, 2025, the Company issued a total of 6,051,745 shares of its Voting Common Stock in conjunction with its Reg CF securities offering for $2,395,202, net of issuance costs of $334,241.

As of December 31, 2025 and 2024, the Company had outstanding stock subscriptions receivables of $217,885 and $42,347, respectively.

Subsequent to December 31, 2025, the Company issued 2,046,347 shares of its Voting Common Stock in conjunction with its Reg CF securities offering for gross proceeds of $1,044,913. Through the date of this Offering Circular, the Company issued an additional 14,647 shares of Voting Common Stock in the continuing Regulation CF offering, and on April 2, 2026 issued 1,243,366 shares of Voting Common Stock to Maxim Group LLC, equal to 3% of the Company’s then-outstanding shares, in payment of an advisory fee. As a result, 42,688,899 shares of Voting Common Stock were outstanding as of September 30, 2026.

In 2026, the Company granted 11,321,503 non-plan stock options to directors, officers and employees (no options were granted to the Chief Executive Officer), exercisable for Non-Voting Common Stock at an exercise price of $1.53 per share. Of these, 9,948,334 were vested as of September 4, 2026, and the remaining 1,373,169 vest in equal monthly installments over 12 months beginning October 1, 2026.

Going Concern and Management's Plan

The Company has incurred operating losses since inception. As of December 31, 2025, the Company had an accumulated deficit of $5,761,555 and, for the year then ended, incurred a net loss of $945,765 and used $940,247 of cash in operating activities. While the Company had positive working capital of $832,972 at December 31, 2025 following its recent equity financing activities, continuing losses, ongoing cash used in operating activities, and the Company's dependence on external financing to fund operations raise substantial doubt about the Company's ability to continue as a going concern.

At December 31, 2025, the Company had $1,458,110 of cash and cash equivalents. Cash used in operating activities during 2025 averaged approximately $78,000 per month. Subsequent to December 31, 2025, the Company also received an additional $1,044,913 of gross proceeds through the continuation of its Regulation Crowdfunding ("Reg CF") offering (see Note 10 — Subsequent Events). Before consideration of any further capital raised during 2026, revenue generated from commencement of product sales, or additional expenses used towards business development activities, management is optimistic sufficient working capital shall be available to further its objectives.

Management's plan to address the going-concern uncertainty focuses on three priorities for 2026: (i) continued capital formation through exempt offerings of securities and through such other capital sources as may become available; (ii) commencement of commercial product activity, with limited market availability of SideCar having begun in early 2026 (19 units installed through May 6, 2026) and the launch of the updated Vortex platform anticipated in the second half of 2026; and (iii) maintenance of the Company's low-overhead operating model, including the continued use of equity-based compensation in lieu of cash for certain personnel and the deferral of non-essential discretionary spend.

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Trend Information

•	Market data suggest both young and older consumers have a preference towards driving less or not at all, SideCar directly addresses these preferences.
•

Wellcome was designed by the Company as a digital health assistance system in response to COVID-19, the federal public health emergency for which ended on May 11, 2023. We expect to see a long-term need for remote health monitoring with the increasing frequency of pandemics in the 21st century.

•

CloseView assists with reducing the laborious task of managing people and vehicles in large spaces. The Company believes that the need for more efficiently managing people and vehicles in large spaces is a trend that will continue to grow. With shifting priorities to SideCar, we expect development on CloseView will be completed in 2026.

Vortex is an AI powered video system enabling year long archival at reasonable cost, addressing liability and compliance gaps where typical systems retain only 6 to 12 weeks. It integrates with existing IP cameras, over a billion installed worldwide, and offers cloud and local storage and AI analytics, with recurring revenue across commercial, retail, and industrial markets.

Specifically, the Company believes the following consumer trends contribute to the successful launch of SideCar, CloseView, and Wellcome:

•	Businesses prefer to assign repetitive tasks to machines; this saves labor costs, improves efficiency and consistency.
•	Increasing trends of urbanization mean extended commute times and traffic jams; all this favors driver assistance systems (self-driving) in the long term.
•	Advanced driving features are increasingly being bundled with electric cars. Not everyone wants an electric car, and most everyone stuck in traffic jams could use driver assistance.

The Company is also paying close attention to the availability of hardware required for production of its products. Globally, demand for AI hardware has risen exponentially. Along with general increases in prices for that hardware, those manufacturers will prioritize larger orders which will increase the time and expense required for the Company to obtain certain components to manufacture its products.

Off Balance Sheet Arrangements

The Company has no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to its stockholders.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our board of directors is elected annually by our shareholders. The board of directors elects our executive officers annually. Our directors and executive officers are as follows:

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Full Time/Part Time
Executive Officers
Michael Mojaver	Co-Founder/ Chairman/CEO/Director /Treasurer	63	June 28, 2010, until Present	Full Time
Lance Mojaver	Co-Founder/CTO/Director	31	June 1, 2015, until Present	Full Time
Marc Munford	Business Development/Secretary	63	Secretary, September 16, 2020, until present	Full Time
Kelly Stopher	CFO	63	October 20, 2025 until Present	Full Time
Board of Directors
Michael Mojaver	Director	63	June 28, 2010, until Present
Lance Mojaver	Director	31	June 1, 2015 until Present
Rony Greenberg	Director	65	September 16, 2020, until present

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Michael Mojaver: Co-Founder, CEO, Treasurer and Director

Michael Mojaver is currently Epilog’s Chief Executive Officer. He has served in that position from June 2010 to the present date. Michael’s background is in starting, funding and leading technology companies in the United States and internationally. Michael has studied and worked at UC San Diego, Cornell University from 1989-1996, Fermilab and CERN (Switzerland). Michael’s first venture in 1996 was a microchip design company for vision products. Michael’s primary area of interest and continuing research is Neural Networks, AI, AR/VR. Prior to founding Epilog, he was the CEO of GIG from 2008 until 2010. Michael holds a BS in engineering and physics from University of California San Diego, obtained in 1989. Michael serves as Chairman of the Board of Directors for Epilog.

Lance Mojaver: Co-founder, CTO and Director

Lance Mojaver is currently Epilog’s Chief Technology Officer. He has served in that position from June 1, 2015 to the present date. Lance is the principal architect and developer for device, client, and server software at Epilog. He has more than a decade of experience in real-time video software, creating vision systems from initial hardware design to user-facing product. Lance is passionate about creating cutting-edge vision solutions for robotic and consumer use cases.

Marc Munford: Business Development and Secretary

Marc Munford is Epilog’s Consumer OEM Market Channel Development. He has served in that position since 2017. Marc comes to Epilog from an extensive career in Silicon Valley startups. Previously, Marc was co-founder of NetDrive — the first Internet personal storage service (before it was called Cloud) from 1999 to 2000. Marc has built and run sales and business development for early-stage companies such as Visto/Good Technology from 2000 to 2004, Funambol from 2005 to 2012, Germain Software from 2013 to 2014, Treasure Data from 2015 to 2017, and Wollongong/Attachmate from 1995 to 1996. Marc learned to evangelize breakthrough technology when he was a software engineer early in his career working for Steve Jobs at NeXT. Marc’s younger days in football also brings Epilog connections to major sports franchise leagues.

Kelly J. Stopher, CPA, CFO

Mr. Stopher has 35 years of experience in accounting and finance. Mr. Stopher is the Managing Partner of Palouse Advisory Partners, LLC, providing Chief Financial Officer (“CFO”) services to clients. Mr. Stopher has developed strategies to implement financial management systems, internal control policies and procedures, financial reporting and modeling for numerous small-cap companies. Mr. Stopher was appointed Chief Financial Officer of Epilog Imaging Systems, Inc. effective October 20, 2025. Prior to his appointment, Mr. Stopher provided CFO services to Epilog through Palouse Advisory Partners, LLC beginning in November 2021 to November 2022. Mr. Stopher was appointed Chief Financial Officer of Star Gold Corp. on October 20, 2010 and served through September 9, 2025. Mr. Stopher was previously also CFO for United States Antimony Corporation. Mr. Stopher holds a Bachelor’s degree from Washington State University in Business Administration – Accounting. He started his career in public accounting with Langlow Tolles & Company, PS, a regional CPA firm based in Tacoma, WA and has worked in various accounting and finance positions of leadership including startups, reorganizations and mature companies. Mr. Stopher is also a Certified Financial Modeling Valuation Analyst.

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Rony Greenberg, Director

Rony Greenberg is currently a member of the board of directors of Epilog. He was appointed in September 2020. From 2011 until present, Rony has been the Vice President of business development at eyeSight Technologies (now Cipia Vision Ltd.). In addition, Rony was formerly the director of Intel Capital from 2000 to 2001. Rony is a business leader with a consistent track record of delivering dramatically increased revenues, gross margin and profits. He is also experienced at efficiently orchestrating and navigating complex organizations with cross functional teams located worldwide. Rony graduated from Tel Aviv University in 1990.

Family Relationships

Michael Mojaver and Lance Mojaver are family members.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter, control person or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

•

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

•

Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

•

Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

•	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

•	Administrative proceedings related to their involvement in any type of business, securities, or banking activity.

COMPENSATION OF DIRECTORS AND OFFICERS

For the year ended December 31, 2025, Epilog paid the following salaries to its executive officers:

Name	Year	Capacities in which compensation was received	Cash Compensation ($)	Other compensation (shares)	Total compensation ($) *
Michael Mojaver	2025	Salary	$-	1,000,000 shares	$-
	2024	Salary	$-	500,000 shares	$-

Lance Mojaver	2025	Salary	$23,000	800,000 shares	$23,000
	2024	Salary	$61,010	400,000 shares	$61,010

Kelly Stopher	2025	Salary	$20,000	25,000 shares	$20,000

Marc Munford	2025	No salary	$-	200,000 shares	$-
	2024	No salary	$-	200,000 shares	$-

Rony Greenberg	2025	No salary	$-	150,000 shares	$-
	2024	No salary	$-	150,000 shares	$-

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* Share-based compensation reflects shares allocated under the Company's annual share allocation plan, which was approved by the Board on September 14, 2020. As described in Note 9 to the consolidated financial statements, the issuance of these shares is subject to the formal adoption and approval of an equity share award plan. As of December 31, 2025, the Company had not approved a formal plan; therefore, no grant date has been established, no shares have been issued, and no compensation expense has been recognized. Accordingly, no dollar value is reflected in the "Total compensation" column for share allocations.

For the fiscal year ended December 31, 2025, the Company allocated its directors and executive officers as a group 2,175,000 shares. These shares were not issued as of December 31, 2025; in September 2026 the allocations were settled through the grant of non-qualified stock options to acquire Non-Voting Common Stock.

Executive Management Agreements

On October 20, 2026, the Company approved amended and restated executive management agreements (the “Management Agreements”) with certain officers of the Company, including Michael Mojaver, the Company's Chief Executive Officer; Lance Mojaver, the Company's Chief Technology Officer; Kelly Stopher, the Company's Chief Financial Officer; and the Company's Vice President of Business Development. The form of these Management Agreements are included as Exhibits 6.6, 6.7 and 6.8 to this offering statement.

The Management Agreements establish the terms of each executive officer's compensation and continued service with the Company, including provisions relating to cash compensation, equity awards, severance benefits, restrictive covenants and certain post-termination rights.  Under the Management Agreements, the executive officers are entitled to the following annual cash compensation, if any:

Executive Officer	Position	Annual Cash Compensation
Michael Mojaver	Chief Executive Officer	$72,000	*
Lance Mojaver	Chief Technology Officer	$72,000	*
Kelly Stopher	Chief Financial Officer	$120,000	*

*Stated base salary.  Under each Management Agreement, certain events, including the achievement of specified cumulative capital raises of $2.5 million, $5 million, $7.5 million and $10 million; a listing on Nasdaq; and the achievement of market capitalization thresholds of $250 million, $500 million and $1 billion (each measured based on a 30-day average), will trigger additional compensation under the applicable agreement.

Stock Option Grants

On September 4, 2026, the Company's Board of Directors approved the grant of non-qualified stock options outside of the Company's stock incentive plan to certain directors, executive officers and consultants, covering an aggregate of 11,321,503 shares of the Company's Non-Voting Common Stock at an exercise price of $1.53 per share.

Of these awards, options to purchase 9,948,334 shares vested in full on September 4, 2026, and options to purchase the remaining 1,373,169 shares vest in 12 equal monthly installments commencing October 1, 2026.

The following table summarizes the options granted to the Company's executive officers and director Rony Greenberg:

Name	Immediately Vested Options	Monthly-Vesting Options	Total Options
Lance Mojaver	5,087,929	400,000	5,487,929
Marc Munford	2,250,969	200,000	2,450,969
Kelly Stopher	569,614	623,169	1,192,783
Rony Greenberg	1,688,227	150,000	1,838,227
Total	9,596,739	1,373,169	10,969,908

The Company also granted immediately vested options covering an aggregate of 351,595 shares to five additional recipients. Michael Mojaver did not receive an option grant pursuant to the September 4, 2026 awards.

The monthly-vesting options granted to Lance Mojaver, Marc Munford and Kelly Stopher are subject to full acceleration of vesting upon a termination of service without Cause occurring in connection with, or within one year following, a Change in Control Event, as defined in the applicable option agreements. The monthly-vesting options granted to Rony Greenberg are subject to full acceleration of vesting upon the occurrence of a Change in Control Event, regardless of whether his service is terminated.

Amendment of Stock Option Agreements

On October 20, 2026, the Company's Board of Directors approved amendments to the previously issued Non-Plan Stock Option Agreements to extend the general post-termination exercise period applicable to vested options from three months to twelve months following the applicable recipient's termination of service, other than in the event of death, total disability or termination for Cause, as defined in the applicable agreements.

The amendments also provide recipients with a contractual right to exercise vested options through a net exercise mechanism during the applicable post-termination exercise period, without requiring further approval from the plan administrator. Any applicable tax withholding obligations in connection with such exercises must be satisfied in cash.

The amendments do not change the original September 4, 2026 grant date, exercise price, vesting commencement date or vesting schedule applicable to the previously granted options. The amended and restated option agreements will supersede the original agreements upon execution by the Company and the applicable recipients.

Incentive Compensation Recoupment Policy

On October 20, 2026, the Company's Board of Directors also adopted an Incentive Compensation Recoupment Policy (the “Clawback Policy”), which provides for the recovery of certain incentive-based compensation received by covered executive officers in the event of an accounting restatement.

The Clawback Policy applies to the Company's Chief Executive Officer, Chief Technology Officer, Chief Financial Officer and Vice President of Business Development, as well as other officers who may become subject to the policy.  The Clawback Policy is intended to comply with Rule 10D-1 under the Securities Exchange Act of 1934 and applicable national securities exchange listing standards in the event the Company's securities become listed on a national securities exchange. The mandatory recovery requirements under those rules would apply to incentive-based compensation received on or after the later of October 2, 2023 and the date on which the Company's securities become listed on a national securities exchange, subject to applicable legal requirements.

The Company's Management Agreements expressly provide that executive compensation is subject to recoupment under applicable Company clawback policies.

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Principal Elements of Compensation

The compensation of the Company’s executive officers comprises of the following major elements: (a) base salary; (b) an annual, discretionary cash bonus; and (c) long-term equity incentives, consisting of stock options granted outside of or pursuant to the Company’s Stock Incentive Plan (the “Plan”). These principal elements of compensation are described below.

Base Salaries

Base salary is provided as a fixed source of compensation for our executive officers. Adjustments to base salaries will be reviewed annually and as warranted throughout the year to reflect promotions or other changes in the scope of breadth of an executive officer’s role or responsibilities, as well as to maintain market competitiveness.

Annual Bonuses

Annual bonuses may be awarded based on qualitative and quantitative performance standards and will reward performance of our executive officers individually. The determination of an executive officer’s performance may vary from year to year depending on economic conditions and conditions in our industry and may be based on measures such as stock price performance, the meeting of financial targets against budget, the meeting of acquisition objectives and balance sheet performance.

Non-Plan Stock Options

The Board of Directors of the Company may determine that it is in the Company’s best interest to compensate its officers, employees, and directors with stock options in lieu of cash compensation. Such non-plan stock options are treated as non-qualified stock options and help preserve the Company’s cash while aligning the interest of our executive officers with those of our stockholders.

Stock Incentive Plan

The Company adopted its Stock Incentive Plan on September 16, 2026. Future compensation may be provided to our executive officers pursuant to the Plan. The Plan provides continual motivation for our officers, employees, consultants and directors to achieve our business and financial objectives and align their interests with the long-term interests of our stockholders.

The Company has reserved 14,000,000 shares of its Non-Voting Common Stock for issuance pursuant to the Plan. The Plan is administered by our Board of Directors, which determines recipients and the number of shares subject to the awards, the exercise price and the vesting schedule. The term of stock options granted under the Plan cannot exceed ten years.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, as of September 30, 2026 the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of the Company’s capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of the Company’s capital stock:

Beneficial owner	Title of class	Name and address of beneficial owner(1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (2)	Percent of voting power
Michael Mojaver	Common Stock	Michael Mojaver	20,000,000	--	46.9%	46.9%
Lance Mojaver	Common Stock	Lance Mojaver	3,445,730	--	8.1%	8.1%
Marc Munford	Common Stock	Marc Munford	246,124		0.6%	0.6%
Rony Greenberg	Common Stock	Rony Greenberg	123,062		0.3%	0.3%
Kelly Stopher	Common Stock	Kelly Stopher	--	--	--	--
All officers and directors as a group (5 persons)	Common Stock		23,814,916	--	55.8%	55.8%

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(1)	Unless otherwise noted, all address are C/O Epilog Imaging Systems, Inc., 333 W. San Carlos St., Suite 600, San Jose, CA 95110.
(2)

The column “Percent of Class” includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%. Options exercisable for Non-Voting Common Stock are excluded from this calculation.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Except as described within the section entitled Compensation of Directors and Officers of this circular, the Company had the following transactions with “Related Persons,” as that term is defined in item 404 of Regulation SK, which includes, but is not limited to:

•	any of our directors or officers;

•	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of Common Stock; or

•	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

During the year ended December 31, 2020, the Chief Executive Officer, Director and largest shareholder of the Company advanced funds for operations. As of December 31, 2025, and December 31, 2024, the amount of advance outstanding was $227,525 and is recorded under Shareholder advance on the consolidated balance sheets. These advances accrue interest at the minimum federal statutory rate. The accrued interest balance on December 31, 2025, and December 31, 2024, was $108,026 and $105,748, respectively. Interest expense, related party for the years ended December 31, 2025 and 2024, was $2,278 and $2,277, respectively.

The Company leased office and warehouse space from a related party officer of the Company. For the years ended December 31, 2025 and 2024, the Company recognized lease costs of $54,000 and $58,000, respectively, which is included within “Other operating expenses” on the consolidated statements of operations.

Payables to the officers of the Company for liabilities in the course of business, as of December 31, 2025, and December 31, 2024, amounted to $24,757 and $24,757, respectively, and is included in “Due to related parties” on the balance sheets.

SECURITIES BEING OFFERED

The following description summarizes important terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Company’s Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws, copies of which are filed as exhibits to the Company’s filings with the Securities and Exchange Commission. For a complete description of the Company’s capital stock, you should refer to its Amended and Restated Certificate of Incorporation, its Amended and Restated Bylaws, and applicable provisions of the Delaware General Corporation Law.

General

Epilog’s authorized capital stock consists of 75,000,000 shares of Voting Common Stock, $0.0001 par value per share, 200,000,000 shares of Non-Voting Common Stock, $0.0001 par value per share, and 5,000,000 shares of Preferred Stock, $0.0001 par value per share.

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The authorized capital stock described above reflects an Amended and Restated Certificate of Incorporation (the “Amended and Restated Charter”) adopted by the Company’s board of directors and approved by its stockholders. on August 18, 2026. The Amended and Restated Charter become effective upon its filing with the Secretary of State of the State of Delaware, on August 20, 2026. Prior to the effectiveness of the Amended and Restated Charter, the Company’s authorized capital stock consisted of 50,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. The Amended and Restated Charter increased the total authorized capital stock to 280,000,000 shares, consisting of 75,000,000 shares of Voting Common Stock, 200,000,000 shares of Non-Voting Common Stock, and 5,000,000 shares of Preferred Stock, each with a par value of $0.0001 per share, and created the Non-Voting Common Stock as a new class. No shares of Non-Voting Common Stock were issued or outstanding prior to this offering.

As of September 30, 2026, the outstanding shares of Epilog included:

●	42,688,899 shares of Voting Common Stock.

●	0 shares of Non-Voting Common Stock.

●	0 shares of Preferred Stock.

Voting Common Stock

The Company has authorized 75,000,000 shares of Voting Common Stock, of which 42,688,899 shares were outstanding as of the date of this Offering Circular.

Voting Rights: Each share is entitled to 1 vote.

Conversion Rights: Each share of Voting Common Stock may be converted to one share of Non-Voting Common Stock at the election of the holder.

Material Rights: Dividends, upon the capital stock of the corporation, subject to the applicable provisions, if any, of the Certificate of Incorporation, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property or in shares of capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purposes as the board of directors shall think conducive to the interest of the corporation, and the board of directors may modify or abolish any such reserve in the manner in which it was created.

Non-Voting Common Stock

The Company has authorized 200,000,000 shares of Non-Voting Common Stock, of which none were outstanding as of the date of this Offering Circular.

Voting Rights: Except as otherwise required by law, holders of Non-Voting Common Stock have no right to vote on matters presented to the Company’s stockholders and are not counted for purposes of a quorum or the number of shares voting on a matter.

Material Rights: In all other respects the Non-Voting Common Stock ranks equally with, and on a pari passu basis with, the Voting Common Stock. Holders are entitled to receive dividends, when, as and if declared by the board of directors, pro rata on an equal-priority basis with holders of Voting Common Stock.

Preferred Stock

The amount of Preferred Stock authorized is 5,000,000. No shares of Preferred Stock are outstanding as of the date of this Offering Circular.

Voting Rights: The voting rights of the Preferred Stock may be determined at time of designation of any such series of Preferred Stock.

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Material Rights: The board of directors is expressly authorized to fix by resolution the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of any series of preferred stock which are permitted by the Delaware General Corporation Law.

Anti-Takeover Effects of Our Capital Structure

Certain provisions of our capital structure and of Delaware law could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, control of the Company, even if doing so would benefit our stockholders. Our board of directors is authorized, without further stockholder action, to issue up to 5,000,000 shares of “blank check” preferred stock in one or more series and to fix the designations, powers, preferences and rights of each series, including voting, dividend, conversion and liquidation rights, which could be senior to the rights of holders of our common stock and could be used to delay, defer or prevent a change of control. In addition, our dual-class common structure — under which the shares offered in this offering are non-voting and voting control is concentrated among our founders — may have the effect of preventing a change of control not supported by our controlling holders. We are also subject to Section 203 of the Delaware General Corporation Law, which, subject to exceptions, restricts certain business combinations with interested stockholders. These provisions could limit the price that investors might otherwise receive for their shares in a change-of-control transaction.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock, and we do not anticipate declaring or paying any cash dividends in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors the board deems relevant.

Certain ERISA and IRA Considerations

Prospective investors that are employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans or accounts subject to Section 4975 of the Internal Revenue Code (including individual retirement accounts (“IRAs”)), and other benefit-plan investors should consult their own advisors regarding the fiduciary, prohibited-transaction and other considerations under ERISA and the Code before investing. We do not intend to monitor whether our assets are treated as “plan assets” under the ERISA plan-asset regulations, and we make no representation that an investment in our shares is appropriate for any such plan or account. Investors purchasing through a self-directed IRA should also note the limitations described under “Plan of Distribution — Bonus Shares,” including that Bonus Shares are not available to IRA investors.

 ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We are currently required to file and make available, through a link to the SEC’s website, electronic copies of the materials we file with the SEC, including annual reports on Form 1-K, semi-annual reports on Form 1-SA, and current reports on Form 1-U, together with any amendments to those reports. Our website address is http://www.epilog.com. Information contained on the website does not constitute part of our Offering Circular. We have included our website address in this Offering Circular solely as an inactive textual reference.

As a Tier 2 issuer under Regulation A, we are exempt from the registration requirements of Section 12(g) of the Exchange Act for so long as we satisfy the conditions of Rule 12g5-1(a)(7), including engaging a registered transfer agent, remaining current in our Regulation A reporting obligations, and not exceeding the public-float and total-asset thresholds specified in that rule. If we cease to satisfy these conditions, we could be required to register our common stock under the Exchange Act and become subject to its periodic reporting requirements.

Our SEC filings will also be available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

If this offering extends beyond 12 months from qualification, at least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the Company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

You should read all the available information before investing.

EXPERTS

The consolidated financial statements of Epilog Imaging Systems, Inc. as of and for the years ended December 31, 2025 and 2024 included in this Offering Circular have been audited by Assure CPA, LLC, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

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INTERIM FINANCIAL STATEMENTS (UNAUDITED)

FINANCIAL STATEMENTS INDEX

F-1

EPILOG IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30, 2026	December 31, 2025
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,503,038	$1,458,110
Other current assets	72,609	7,250
TOTAL CURRENT ASSETS	1,575,647	1,465,360
PROPERTY AND EQUIPMENT, NET (NOTE 3)	59,716	70,721
OPERATING LEASE RIGHT OF USE ASSET (NOTE 6)	220,604	246,751
SECURITY DEPOSIT	15,170	15,170
INTANGIBLE ASSETS, NET (NOTE 4)	230,167	235,714
TOTAL ASSETS	$2,101,304	$2,033,716

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	214,563	130,386
Accrued liabilities	38,783	43,861
Accrued interest payable to shareholder (NOTE 5)	109,161	108,026
Due to related parties (NOTE 5)	24,757	24,757
Current portion of operating lease liabilities (NOTE 6)	109,479	97,833
Shareholder advance (NOTE 5)	227,525	227,525
TOTAL CURRENT LIABILITIES	724,268	632,388
Operating lease liabilities, net of current portion (NOTE 6)	111,332	148,918
TOTAL LIABILITIES	835,600	781,306

COMMITMENTS AND CONTINGENCIES (NOTE 7)	—	—

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.0001 par value, authorized 5,000,000 shares; none issued and outstanding	—	—
Common Stock, $0.0001 par value, authorized 50,000,000 shares; 42,688,899 and 39,384,539 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	4,269	3,938
Additional paid-in capital	8,974,740	7,227,912
Subscriptions receivable	—	(217,885)
Accumulated deficit	(7,713,305)	(5,761,555)
TOTAL STOCKHOLDERS’ EQUITY	1,265,704	1,252,410
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,101,304	$2,033,716

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-2

EPILOG IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six months ended

	June 30, 2026	June 30, 2025
REVENUES	$14,652	$—

OPERATING EXPENSE
General and administrative	799,534	21,482
Marketing and investor awareness	486,628	25,330
Payroll and benefits	95,179	6,697
Research and development	226,619	17,546
Depreciation and amortization	25,470	20,349
Other operating expenses	341,574	78,849
Gain on sale of equipment	—	(8,828)
TOTAL OPERATING EXPENSES	1,975,004	161,425
LOSS FROM OPERATIONS	(1,960,352)	(161,425)

OTHER INCOME (EXPENSE)
Interest expense	(1,138)	(5,426)
Other income	9,740	269
TOTAL OTHER INCOME (EXPENSE)	8,602	(5,157)
NET LOSS BEFORE INCOME TAXES	(1,951,750)	(166,582)
Provision (benefit) for income tax	—	—
NET LOSS	$(1,951,750)	$(166,582)

Basic and diluted loss per share	$(0.05)	$(0.00)
Basic and diluted weighted average number shares outstanding	41,733,054	33,768,796

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-3

EPILOG IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(UNAUDITED)

For the six months ended June 30, 2026

	Shares	Par Value	APIC	Subscriptions Receivable	Accumulated Deficit	Total
BALANCE, December 31, 2025	39,384,539	3,938	7,227,912	(217,885)	(5,761,555)	1,252,410
Shares issued for cash	2,060,994	207	1,103,939	217,885	—	1,322,031
Share-based compensation	1,243,366	124	758,329	—	—	758,453
Share issuance costs	—	—	(115,440)	—	—	(115,440)
Net loss	—	—	—	—	(1,951,750)	(1,951,750)
BALANCE, June 30, 2026	42,688,899	4,269	8,974,740	—	(7,713,305)	1,265,704

For the six months ended June 30, 2025

	Shares	Par Value	APIC	Subscriptions Receivable	Accumulated Deficit	Total
BALANCE, December 31, 2024	33,332,794	3,333	4,657,777	(42,347)	(4,815,790)	(197,027)
Shares issued for cash	1,947,137	195	931,436	(9,460)	—	922,171
Share issuance costs	—	—	(104,215)	—	—	(104,215)
Net loss	—	—	—	—	(166,582)	(166,582)
BALANCE, June 30, 2025	35,279,931	3,528	5,484,998	(51,807)	(4,982,372)	454,347

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-4

EPILOG IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

For the six months ended

	June 30, 2026	June 30, 2025
OPERATING ACTIVITIES:
Net loss	$(1,951,750)	$(166,582)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation of property and equipment	11,005	6,458
Amortization of intangible assets	14,465	13,891
Share-based compensation	758,453	—
Gain on sale of equipment	—	(8,828)
Changes in operating assets and liabilities:
Other current assets	(65,359)	4,500
Accounts payable	84,177	(36,934)
Accrued liabilities	(4,871)	1,843
Accrued interest payable to shareholder	1,135	1,138
Net cash used by operating activities	(1,152,745)	(184,514)

INVESTING ACTIVITIES:
Purchase of intangible assets	(8,918)	(4,935)
Proceeds from sale of property and equipment	—	43,000
Net cash provided by (used in) investing activities	(8,918)	38,065

FINANCING ACTIVITIES:
Proceeds from sale of common stock, net of issuance costs	1,206,591	817,956
Net cash provided by financing activities	1,206,591	817,956
Net increase in cash and cash equivalents	44,928	671,507
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,458,110	20,954
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,503,038	$692,461

NON-CASH FINANCING AND INVESTING ACTIVITIES
Right of use assets obtained in exchange for new operating lease liabilities	$24,440	$—

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-5

EPILOG IMAGING SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

JUNE 30, 2026

NOTE 1 – NATURE OF OPERATIONS

Epilog Imaging Systems, Inc. was incorporated on June 28, 2010, in the state of Delaware. The Company's headquarters are located in San Jose, California. Epilog was founded with the goal of using robotics and computer vision to help humans with repetitive/robotic tasks. Specifically, the Company develops artificial intelligence (“AI”) vision products related to automobiles, self-driving, and the transportation industry. The Company is seeking to bring human quality, AI based vision driver assistance technology to millions of cars already on the road today (mobile solution) as well as queue management system for monitoring the flow of people and vehicles (stationary solution). The Company's products offer exceptionally high image quality AI in compact and cost-efficient devices, best suited to monitoring large spaces, for example, highways, transportation hubs, parking lots and arenas.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP” and “US GAAP”).

Basis of Consolidation

These consolidated financial statements include the results of Epilog Imaging Systems, Inc and its wholly owned subsidiary Aperis AI. All intercompany transactions, balances, and expenses have been eliminated.

Interim Financial Information

The accompanying unaudited consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission for Regulation A semiannual reports on Form 1-SA. Certain information and footnote disclosures normally included in audited annual financial statements have been condensed or omitted pursuant to those rules and regulations. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the results for the interim periods presented have been included. Operating results for the six months ended June 30, 2026 are not necessarily indicative of the results that may be expected for the full fiscal year ending December 31, 2026. These unaudited interim financial statements should be read in conjunction with the Company's audited financial statements and related notes included in its most recent Annual Report on Form 1-K for the year ended December 31, 2025.

Going Concern

As shown in the accompanying financial statements, the Company has incurred operating losses since inception. As of June 30, 2026, the Company has an accumulated deficit of $7,713,305. On June 30, 2026, the Company had positive working capital of $851,379. Although the Company maintained positive working capital as of the balance sheet date, continuing losses and ongoing cash used by operating activities raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence. Achievement of the Company’s objectives will be dependent upon the ability to obtain additional financing and generate revenue from current and planned business operations, and control costs. The Company plans to fund its future operations by obtaining additional financing from investors and/or lenders.

F-6

Use of Estimates

The preparation of financial statements in accordance with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements, and the reported amounts of expenses during the reporting period. Significant areas requiring the use of management assumptions and estimates relate to depreciable lives of property and equipment, amortization lives of intangible assets, the discount rate and lease term used to measure operating lease right-of-use assets and liabilities, the valuation of common stock used to measure share-based compensation, and long-lived asset impairments. Actual results could differ from these estimates and assumptions and could have a material effect on the Company's reported financial position and results of operations.

Cash and Cash Equivalents

The Company maintains the majority of its cash accounts at commercial banks. The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. No losses have been recognized related to the amount in excess of FDIC limit. The total cash balance is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per commercial bank; at times the Company may exceed the FDIC limits.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers. Revenue is recognized when control of promised goods is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods. The Company's revenue to date has consisted of product sales, which are recognized at a point in time upon shipment or delivery to the customer, consistent with the transfer of control. Payment is generally due at or shortly after the time of sale.

Leases

The Company determines if an arrangement is a lease at inception. Operating lease right-of-use (“ROU”) assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date, using the Company's incremental borrowing rate as the discount rate when the rate implicit in the lease is not readily determinable. ROU assets also include any lease payments made and are reduced by lease incentives. Lease expense for operating leases is recognized on a straight-line basis over the lease term. The Company has elected not to recognize ROU assets or lease liabilities for short-term leases (leases with an initial term of 12 months or less). See Note 6 – Leases.

Property and Equipment

Equipment is stated at cost. Significant improvements are capitalized. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized on a straight-line basis over either the useful life of the improvement or the remainder of the related lease term, whichever is shorter. Maintenance and repairs are charged to operations as incurred. Gains or losses on disposition or retirement of property and equipment are recognized in the period of disposal as operating expenses. Estimated useful lives for property and equipment are as follows: furniture and equipment, 7 years; vehicles, 5 years; warehouse equipment, 5 years; building improvements, 5 years.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. If the sum of the undiscounted cash flows expected to be generated by the asset group is less than its carrying value, the impairment to be recognized is measured by the amount by which the carrying amount of the asset group exceeds its fair value.

F-7

Advertising Costs

The Company's advertising costs are expensed as incurred. For the six months ended June 30, 2026 and June 30, 2025, the Company recognized $98,470 and $25,330, respectively, in advertising costs recorded under the heading Marketing and investor awareness in the statement of operations.

Intangibles

Intangible assets purchased or developed by the Company are recorded at cost. Intangible assets, consisting of patents and trademarks, are recognized when it is probable that the expected future economic benefits attributable to the asset will flow to the Company. Patents and trademarks are considered to have definite useful lives and are subject to systematic amortization on a straight-line basis over their estimated useful lives. For patents and trademarks under development or awaiting issuance, no amortization is recognized until the patent or trademark is legally issued or registered and ready for use. Estimated useful lives for intangibles are as follows: website, 5 years; trademarks, 10 years; patents, 10–17 years.

Fair Value Measurements

When required to measure assets or liabilities at fair value, the Company uses a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used (Level 1, 2, or 3). At June 30, 2026 and December 31, 2025, the Company had no assets or liabilities accounted for at fair value on a recurring basis.

Income Taxes

The Company accounts for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between financial statement and tax bases of assets and liabilities, and for operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance when management concludes that it is more likely than not that a portion of the deferred tax assets will not be realized.

Equity Issuance Costs

Direct costs incurred in connection with the issuance of the Company's equity securities are deferred until completion of the offering and, upon successful completion, are recorded as a reduction of Additional Paid-in Capital within the Consolidated Balance Sheets. Costs related to abandoned offerings are expensed to operations in the period the abandonment occurs.

Earnings per Share

Basic Earnings Per Share (“EPS”) is computed as net income (loss) available to common stockholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects potential dilution from common shares issuable through stock options and warrants. For the six months ended June 30, 2026 and June 30, 2025, the Company had no such dilutive instruments.

Research and Development

Research and development (“R&D”) costs are expensed as incurred. R&D expenses consist primarily of personnel-related costs as well as third-party consulting fees, laboratory supplies, and allocated overhead. To date, no R&D costs have been capitalized.

Share-Based Compensation

All transactions in which goods or services are received for the issuance of shares of the Company's common stock are accounted for based on the fair value of the common stock issued, as determined by the Company's most recent equivalent price per share sold for cash.

Segment Reporting

The Company operates as a single operating segment. All financial information is presented on a consolidated basis and reviewed by the Company's Chairman of the Board as the Chief Operating Decision Maker (“CODM”). The CODM uses net loss, as presented in the statement of operations, to assess segment performance and allocate resources. The measure of segment assets is reported on the balance sheet as total assets.

F-8

New Accounting Pronouncements

Accounting standards that have been issued or proposed by the Financial Accounting Standards Board (“FASB”) that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on, or are unrelated to, its financial condition, results of operations, cash flows or disclosures.

NOTE 3 – PROPERTY AND EQUIPMENT

The following is a summary of the Company's property and equipment at June 30, 2026 and December 31, 2025:

	June 30, 2026	December 31, 2025
Furniture and equipment	$92,611	$92,611
Vehicles	81,229	81,229
Warehouse equipment	9,902	9,902
Building improvements	5,000	5,000
Property and equipment, at cost	188,742	188,742
Accumulated depreciation	(129,026)	(118,021)
TOTAL PROPERTY AND EQUIPMENT	$59,716	$70,721

For the six months ended June 30, 2026 and June 30, 2025, depreciation expense for property and equipment was $11,005 and $6,458, respectively.

NOTE 4 – INTANGIBLE ASSETS

The following is a summary of the Company's intangible assets at June 30, 2026 and December 31, 2025:

	June 30, 2026	December 31, 2025
Website	$10,000	$10,000
Trademarks issued	17,395	17,395
Patents issued	295,318	295,318
Intangible assets, at cost	322,713	322,713
Accumulated amortization	(114,383)	(99,918)
Trademarks pending	21,837	12,919
Patents pending	0	0
TOTAL INTANGIBLE ASSETS	$230,167	$235,714

For the six months ended June 30, 2026 and June 30, 2025, amortization expense for intangible assets was $14,465 and $13,891, respectively.

F-9

NOTE 5 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2020, the Chief Executive Officer, Director and largest shareholder of the Company advanced funds for operations. As of June 30, 2026 and December 31, 2025, the amount of advance outstanding was $227,525 and is recorded under Shareholder advance on the consolidated balance sheets. These advances accrue interest at the minimum federal statutory rate. The accrued interest balance on June 30, 2026 and December 31, 2025 was $109,161 and $108,026, respectively. For the six months ended June 30, 2026 and June 30, 2025, interest expense, related party was $1,135 and $1,138, respectively.

The Company leases office and warehouse space from a member of its Board of Directors on a month-to-month basis, separate from and in addition to the Company’s operating leases described in Note 6 – Leases. For the six months ended June 30, 2026 and June 30, 2025, the Company recognized lease costs of $27,000 and $27,000, respectively, which is classified within Other operating expenses on the consolidated statements of operations.

Payables to the officers of the Company for liabilities in the course of business, as of June 30, 2026 and December 31, 2025, amounted to $24,757 and $24,757, respectively, and are included in Due to related parties on the balance sheets.

NOTE 6 – LEASES

The Company’s operating leases consist of the San Carlos, Dubois, and Toyota Sienna leases described below. In addition, the Company leases office and warehouse space from a member of its Board of Directors on a month-to-month basis; see Note 5 – Related Party Transactions.

San Carlos Operating Lease

The Company leases approximately 2,400 rentable square feet of office and laboratory space in San Francisco, California, used for software development and prototyping (the “San Carlos lease”). The San Carlos lease was executed on August 7, 2025 under a sublease agreement with a third-party sublessor, commenced on September 1, 2025, and has a non-cancelable term of 24 months, expiring on August 31, 2027. The lease provides for fixed monthly rent of $6,500 with no rent escalations, for total payments of $156,000 over the life of the lease. The Company utilized a discount rate of 7.5%, which approximates its incremental borrowing rate.

Dubois Operating Lease

The Company leases additional office and research-and-development space under a single non-cancellable operating lease for approximately 1,200 square feet of second-floor space at 155 Dubois Street, Suite D, Santa Cruz, California. The lease was executed on December 15, 2025; its term began January 1, 2026 and expires December 31, 2029. The lease provides for fixed monthly rent that escalates annually at approximately 3.0%, for total payments of $143,579 over the life of the lease. The Company utilized a discount rate of 7.5%, which approximates its incremental borrowing rate.

Toyota Sienna Vehicle Lease

The Company leases a 2025 Toyota Sienna XSE AWD under a closed-end vehicle lease with Toyota Motor Credit Corporation (the “Toyota Sienna lease”). The lease commenced on March 22, 2026, has a non-cancellable term of 36 months, and expires on March 21, 2029. The lease provides for a monthly base payment of $752.86, plus a one-time additional amount of $633.20 paid with the first period's payment. The Company utilized an implicit monthly discount rate of approximately 0.76% (approximately 9.1% on an annualized weighted-average basis, reflecting the shorter remaining lease term), consistent with the rate specified in the lease agreement.

Lease Balances

As of June 30, 2026, the Company's operating lease right-of-use asset was $220,604 and total operating lease liability was $220,811 ($109,479 current and $111,332 non-current), compared to $246,751 ($97,833 current and $148,918 non-current) as of December 31, 2025. Total operating lease expense for the six months ended June 30, 2026 was approximately $59,259, recorded within Other operating expenses on the Consolidated Statements of Operations.

F-10

Lease Cost

The following table presents the components of total lease cost for the six months ended June 30, 2026, all of which relates to the Company’s operating leases:

Six Months Ended June 30, 2026
San Carlos lease	$39,000
Dubois lease	$17,948
Toyota Sienna lease	$2,311
Total lease cost	$59,259

Weighted-Average Remaining Lease Term and Discount Rate

The following table presents the weighted-average remaining lease term and weighted-average discount rate for each of the Company’s operating leases as of June 30, 2026:

	Weighted-Average Remaining Term (Years)	Weighted-Average Discount Rate
San Carlos lease	1.17	7.50%
Dubois lease	3.50	7.50%
Toyota Sienna lease	2.72	9.14%

Maturities of Operating Lease Liabilities

The following table presents the maturities of the Company’s operating lease liabilities as of June 30, 2026:

Twelve months ending June 30,	Payments
2027	121,237
2028	57,914
2029	42,977
2030	18,750
Thereafter	0
Total undiscounted lease payments	$240,878
Less: imputed interest	(20,067)
Total operating lease liability	$220,811
Less: current portion of operating lease liability	(109,479)
Non-current operating lease liability	$111,332

NOTE 7 – COMMITMENTS AND CONTINGENCIES

From time to time, the Company may become subject to various legal proceedings and claims that arise in the ordinary course of its business activities. Regardless of the outcome, litigation can have an adverse impact on the Company's business due to defense and settlement costs, diversion of management resources, and other factors. As of June 30, 2026, the Company is not aware of any pending or threatened litigation that would have a material effect on the Company's financial position, results of operations or cash flows.

F-11

NOTE 8 – STOCKHOLDERS’ EQUITY

Common Stock

On February 4, 2025, the Company effected a two-for-one (2:1) stock split of its issued and outstanding shares of common stock, increasing authorized shares of common stock from 25,000,000 to 50,000,000. All share and per-share amounts for all periods presented reflect this stock split.

During the six months ended June 30, 2026, the Company issued 2,060,994 shares of its common stock in conjunction with its Regulation Crowdfunding offering. Gross proceeds attributable to these shares were $1,104,146, and net proceeds, after issuance costs of $115,440, were $988,706. Total cash collected during the period in connection with the offering was $1,206,591, which also includes $217,885 collected on shares subscribed for in the prior year. As of June 30, 2026 and December 31, 2025, the Company had outstanding stock subscriptions receivable of $0 and $217,885, respectively.

Share-Based Compensation

During the six months ended June 30, 2026, the Company issued 1,243,366 shares of its common stock as share-based compensation to consultants for advisory services. The shares had an aggregate grant-date fair value of $758,453 (approximately $0.61 per share), based on the Company’s most recent equivalent price per share sold for cash. The shares vested immediately upon issuance, and accordingly the Company recognized the full $758,453 as non-cash share-based compensation expense during the six months ended June 30, 2026, which is included within General and administrative expense on the accompanying condensed consolidated statements of operations. No compensation cost related to this award remains unrecognized as of June 30, 2026.

The Company had no other share-based compensation activity (stock options, restricted stock units, or similar awards) outstanding or granted during the six months ended June 30, 2026.

On September 14, 2020, the Company's Board of Directors approved an annual allocation of 1,340,000 shares of common stock to be awarded to key individuals, subject to formal adoption of an equity share award plan. As of June 30, 2026 and June 30, 2025, the Company had not yet approved a formal plan; therefore no grant date has been established, no shares have been issued, and no compensation expense has been recognized in connection with this allocation. For the years ended December 31, 2025 and December 31, 2024, the Company allocated 2,175,000 and 1,250,000 shares, respectively, under this program; at those dates, total allocated shares were 9,948,334 and 7,773,334, respectively. Subsequent to June 30, 2026, this informal allocation was formalized and settled in full through the stock option grant described in Note 9 – Subsequent Events, pursuant to which the Company granted options covering the entire 9,948,334 shares previously allocated under this program.

Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $0.0001. As of June 30, 2026 and December 31, 2025, no preferred shares have been issued or outstanding.

F-12

NOTE 9 – SUBSEQUENT EVENTS

On August 20, 2026, the Company filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which became effective on that date. The Amendment increased the total number of shares of capital stock the Company is authorized to issue from 55,000,000 shares (50,000,000 shares of Voting Common Stock and 5,000,000 shares of Preferred Stock) to 280,000,000 shares, consisting of 75,000,000 shares designated as Voting Common Stock, 200,000,000 shares newly designated as Non-Voting Common Stock, and 5,000,000 shares designated as Preferred Stock (unchanged). The Amendment was approved by the Company's Board of Directors on August 18, 2026 and by the holders of the requisite number of shares of the Company's capital stock on August 19, 2026.

On September 4, 2026, the Company's Board of Directors approved the grant of non-qualified stock options outside of the Company's stock incentive plan to certain directors, officers, and consultants (excluding the Company's Chief Executive Officer), covering an aggregate of 11,321,503 shares of Non-Voting Common Stock at an exercise price of $1.53 per share, representing the fair market value of the underlying stock as determined by an independent third-party valuation. Of these awards, options covering 9,948,334 shares — representing the full number of shares previously allocated under the Company’s informal, pre-plan allocation program described in Note 9 – Subsequent Events, which this grant formalizes and settles in its entirety — vested in full on the grant date, and options covering 1,373,169 shares vest in 12 equal monthly instalments beginning October 1, 2026. The options covering the 1,373,169 shares that vest in monthly instalments constitute the Company’s 2026 option grant; the Company reserves the right to grant additional options or other equity awards to new hires and consultants from time to time. Using the Black-Scholes option-pricing model (grant-date share price and exercise price of $1.53, expected term of 10 years, risk-free rate of 4.3%, expected volatility of 80%, and no expected dividends), the Company estimated the grant-date fair value of these options at approximately $1.28 per option, or an aggregate of approximately $14,470,000. As the grant date is subsequent to June 30, 2026, no compensation expense related to these awards has been recognized in the accompanying condensed consolidated financial statements; the Company expects to recognize approximately $12,715,000 of non-cash share-based compensation expense in the period that includes the grant date related to the immediately vested awards, with the remaining approximately $1,755,000 recognized over the 12-month vesting period of the awards vesting in instalments.

On September 16, 2026, the Company adopted the Epilog Imaging Systems, Inc. Stock Incentive Plan (the “Plan”), which became effective on that date. The Plan authorizes the Company to grant equity and equity-based awards, including incentive stock options, nonqualified stock options, share appreciation rights, and restricted stock awards, to officers, employees, directors, and consultants of the Company. The maximum number of shares of the Company's Non-Voting Common Stock that may be delivered pursuant to awards granted under the Plan is 14,000,000 shares. The Plan was adopted by the Company's Board of Directors on September 4, 2026, subject to stockholder approval, and was approved by the holders of the requisite number of shares of the Company's capital stock on September 16, 2026.

F-13

 FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of Epilog Imaging Systems, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Epilog Imaging Systems, Inc. (“the Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has limited working capital and an accumulated deficit. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of such internal control. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Assure CPA, LLC

We have served as the Company’s auditor since 2025.

Spokane, Washington

May 6, 2026

F-14

EPILOG IMAGING SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2025	December 31, 2024
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,458,110	$20,954
Other current assets	7,250	4,500
TOTAL CURRENT ASSETS	1,465,360	25,454
Property and equipment, net (Note 3)	70,721	62,855
Operating lease right of use asset (Note 7)	246,751	—
Security deposit	15,170	2,170
Intangible assets, net (Note 4)	235,714	262,105
TOTAL ASSETS	$2,033,716	$352,584
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$130,386	$166,786
Accrued liabilities	43,861	24,795
Accrued interest payable to shareholder (Note 6)	108,026	105,748
Due to related parties (Note 6)	24,757	24,757
Current portion of operating lease liabilities (Note 7)	97,833	—
Shareholder advance (Note 6)	227,525	227,525
TOTAL CURRENT LIABILITIES	632,388	549,611
Operating lease liabilities, net of current portion (Note 7)	148,918	—
TOTAL LIABILITIES	781,306	549,611
Commitments and contingencies (Notes 8 and 9)	—	—
STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $0.0001 par value, 5,000,000 authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value, 50,000,000 authorized; 39,384,539 and 33,332,794 issued and outstanding	3,938	3,333
Additional paid-in capital	7,227,912	4,657,777
Subscriptions receivables	(217,885)	(42,347)
Accumulated deficit	(5,761,555)	(4,815,790)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	1,252,410	(197,027)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$2,033,716	$352,584

F-15

EPILOG IMAGING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended Dec 31, 2025	Year ended Dec 31, 2024
OPERATING EXPENSE
General and administrative	$85,569	$46,598
Marketing and investor awareness	433,251	113,693
Payroll and benefits	67,017	76,783
Research and development	70,440	70,163
Depreciation and amortization	45,152	73,538
Other operating expenses	252,539	146,937
Gain on sale of equipment	(8,828)	(4,143)
TOTAL OPERATING EXPENSES	945,140	523,569
LOSS FROM OPERATIONS	(945,140)	(523,569)
OTHER INCOME (EXPENSE)
Interest expense	(6,932)	(8,226)
Other income	6,307	528
TOTAL OTHER INCOME (EXPENSE)	(625)	(7,698)
NET LOSS BEFORE INCOME TAXES	(945,765)	(531,267)
Provision (benefit) for income tax	—	—
NET LOSS	$(945,765)	$(531,267)
Basic and diluted loss per share	$(0.03)	$(0.02)
Basic and diluted weighted average shares	35,406,186	33,206,402

F-16

EPILOG IMAGING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Shares	Par Value	Add’l Paid-in Capital	Subscription Receivables	Accumulated Deficit	Total
BALANCE, December 31, 2023	33,063,350	$3,306	$4,468,428	$(25,883)	$(4,284,523)	$161,328
Shares issued for cash	269,444	27	300,325	(16,464)	—	283,888
Share issuance costs	—	—	(110,976)	—	—	(110,976)
Net loss	—	—	—	—	(531,267)	(531,267)
BALANCE, December 31, 2024	33,332,794	$3,333	$4,657,777	$(42,347)	$(4,815,790)	$(197,027)
Shares issued for cash	6,051,745	605	2,904,376	(175,538)	—	2,729,443
Share issuance costs	—	—	(334,241)	—	—	(334,241)
Net loss	—	—	—	—	(945,765)	(945,765)
BALANCE, December 31, 2025	39,384,539	$3,938	$7,227,912	$(217,885)	$(5,761,555)	$1,252,410

F-17

EPILOG IMAGING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended Dec 31, 2025	Year ended Dec 31, 2024
OPERATING ACTIVITIES:
Net loss	$(945,765)	$(531,267)
Adjustments to reconcile net loss to net cash used by operating activities:
Amortization of intangible assets	32,903	43,622
Depreciation of property and equipment	12,249	29,916
Gain on sale of equipment	(8,828)	(4,143)
Changes in operating assets and liabilities:
Other current assets	(2,750)	11,715
Security deposit	(13,000)	2,170
Accounts payable	(36,400)	129,361
Accrued liabilities	19,066	(6,982)
Accrued interest payable to shareholder	2,278	2,277
Due to related parties	—	9,306
Net cash used by operating activities	(940,247)	(314,025)
INVESTING ACTIVITIES:
Purchase of intangible assets	(6,512)	(28,042)
Purchase of property and equipment	(54,287)	—
Proceeds from sale of property and equipment	43,000	25,000
Net cash used by investing activities	(17,799)	(3,042)
FINANCING ACTIVITIES:
Proceeds from sale of common stock, net of issuance costs	2,395,202	172,912
Net cash provided by financing activities	2,395,202	172,912
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,437,156	(144,155)
Cash and cash equivalents at beginning of year	20,954	165,109
CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,458,110	$20,954
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Right of use assets obtained in exchange for new operating lease liabilities	$269,493	$—

F-18

EPILOG IMAGING SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — DECEMBER 31, 2025 AND 2024

NOTE 1 – NATURE OF OPERATIONS

Epilog Imaging Systems, Inc. was incorporated on June 28, 2010, in the state of Delaware. The Company’s headquarters are located in San Jose, California.

Epilog was founded with the goal of using robotics and computer vision to help humans with repetitive/robotic tasks. Specifically, the Company develops artificial intelligence (“AI”) vision products related to automobiles, self-driving, and the transportation industry. The Company is seeking to bring human quality, AI based vision driver assistance technology to millions of cars already on the road today (mobile solution) as well as queue management system for monitoring the flow of people and vehicles (stationary solution). The Company’s products offer exceptionally high image quality AI in compact and cost-efficient devices, best suited to monitoring large spaces, for example, highways, transportation hubs, parking lots and arenas.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP” and “US GAAP”).

Basis of Consolidation

These consolidated financial statements include the results of Epilog Imaging Systems, Inc and its wholly owned subsidiary Aperis AI. All intercompany transactions, balances, and expenses have been eliminated.

Going Concern

As shown in the accompanying financial statements, the Company has incurred operating losses since inception. As of December 31, 2025, the Company has an accumulated deficit of $5,761,555 and, for the year then ended, incurred a net loss of $945,765 and used $940,247 of cash in operating activities. While the Company had positive working capital of $832,972 at December 31, 2025 following its recent equity financing activities, continuing losses and ongoing cash used by operating activities, together with the Company’s dependence on external financing to fund operations, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence. Achievement of the Company’s objectives will be dependent upon the ability to obtain additional financing and generate revenue from current and planned business operations, and control costs. The Company plans to fund its future operations by obtaining additional financing from investors and/or lenders.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements, and the reported amounts of expenses during the reporting period. Significant areas requiring the use of management assumptions and estimates relate to depreciable lives of property and equipment, amortization lives of intangible assets, and long-lived asset impairments. Actual results could differ from these estimates and assumptions and could have a material effect on the Company’s reported financial position and results of operations.

F-19

Reclassifications

Certain reclassifications have been made to conform the amounts presented in the December 31, 2024 financial statements to the current presentation. These reclassifications have no effect on the results of operations, stockholders’ equity and cash flows as previously reported.

Risks and Uncertainties

As of December 31, 2025, the Company has not commenced full scale operations. The Company’s activities since inception have consisted of service and business development. Once the Company commences its planned full-scale operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s plans or failing to profitably operate the business; recessions, downturns, changes in local competition or market conditions; governmental policy changes; or a host of other factors beyond the Company’s control. Any of these adverse conditions could negatively impact the Company’s financial position.

Cash and Cash Equivalents

The Company maintains the majority of its cash accounts at a commercial bank. The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. No losses have been recognized related to the amount in excess of FDIC limit. The total cash balance is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per commercial bank, at times the Company may exceed the FDIC limits.

Property and Equipment

Equipment is stated at cost. Significant improvements are capitalized. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized on a straight-line basis over either the useful life of the improvement or the remainder of the related lease term, whichever is shorter. Maintenance and repairs are charged to operations as incurred. Gains or losses on disposition or retirement of property and equipment are recognized in the year of disposal as operating expenses.

Category	Useful life
Furniture and equipment	7 years
Vehicles	5 years
Warehouse equipment	5 years
Building improvements	5 years

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. If events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable, the Company compares the carrying amount of the asset group to future undiscounted net cash flows, excluding interest costs, expected to be generated by the asset group and their ultimate disposition. If the sum of the undiscounted cash flows is less than the carrying value, the impairment to be recognized is measured by the amount by which the carrying amount of the asset group exceeds the fair value of the asset group.

Advertising costs

The Company’s advertising costs are expensed as incurred. During the years ended December 31, 2025 and December 31, 2024, the Company recognized $133,636 and $59,518, respectively in advertising costs, which are included within “Marketing and Investor Awareness” on the consolidated statements of operations.

F-20

Intangibles

Intangible assets purchased or developed by the Company are recorded at cost. Intangible assets, consisting of patents, trademarks, and website, are recognized when it is probable that the expected future economic benefits attributable to the asset will flow to the Company. Intangible assets are initially measured at cost, which includes expenditures directly attributable to preparing the asset for its intended use (e.g., legal fees, registration fees). Patents, trademarks, and website are considered to have finite useful lives and are subject to systematic amortization. Amortization is calculated using the straight-line method over the estimated useful lives of the respective assets. For patents, trademarks, and websites under development or awaiting issuance, no amortization is recognized until the patent or trademark is legally issued, registered, or placed in service and ready for use. Costs incurred prior to this point are capitalized as part of the asset’s cost.

Category	Useful life
Website	5 years
Trademark	10 years
Patent	10-17 years

Fair Value Measurements

When required to measure assets or liabilities at fair value, the Company uses a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used. Level 1 uses quoted prices in active markets for identical assets or liabilities, Level 2 uses significant other observable inputs, and Level 3 uses significant unobservable inputs. At December 31, 2025 and 2024, the Company had no assets or liabilities accounted for at fair value on a recurring basis.

Contingencies

In determining accruals and disclosures with respect to loss contingencies, the Company evaluates such accruals and contingencies for each reporting period. Estimated losses from loss contingencies are accrued by a charge to income when information available prior to issuance of the financial statements indicates that it is probable that a liability could be incurred, and the amount of the loss can be reasonably estimated. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

Earnings per share

Basic Earnings Per Share (“EPS”) is computed as net income (loss) available to common stockholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options and warrants. For the years ended December 31, 2025 and 2024, respectively, the Company has no such dilutive instruments.

Research and Development

Research and development (“R&D”) costs are expensed as incurred. R&D expenses consist primarily of personnel-related costs as well as third-party consulting fees, laboratory supplies, and allocated overhead. To date, no R&D costs have been capitalized.

Share-Based Compensation

All transactions in which goods or services are received for the issuance of shares of the Company’s common stock are accounted for based on the fair value of the common stock issued, which is typically based on the most recent equivalent price per share sold for cash.

F-21

Segment reporting

The Company operates as a single operating segment associated with the research and development of various products. All financial information is presented on a consolidated basis and reviewed by the Company’s Chairman of the Board as the Chief Operating Decision Maker (CODM). The CODM uses net loss, as presented in the consolidated statement of operations, to assess segment performance and allocate resources.

Income Taxes

The Company accounts for income taxes using the liability method. The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences and operating loss and tax credit carry forwards. Deferred tax assets are reduced by a valuation allowance when management concludes that it is more likely than not that a portion of the deferred tax assets will not be realized in a future period.

Equity Issuance Costs

Direct costs incurred in connection with the issuance of the Company’s equity securities are deferred until the completion of the offering. Upon the successful completion of an equity offering, these costs are recorded as a reduction of Additional Paid-in Capital. Costs related to abandoned offerings are expensed to operations in the period the abandonment occurs. Costs associated with general investor awareness activities that cannot be directly attributed to a specific equity offering are expensed as incurred and included in Marketing and Investor Awareness.

New Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvement to Income Tax Disclosures. The Company adopted the new standard effective December 31, 2025 retrospectively for all periods presented; it did not impact the financial statements. In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses, effective for annual periods beginning after December 15, 2026; the Company is currently evaluating the impact. Other issued or proposed standards not yet effective are not expected to have a material impact upon adoption.

NOTE 3 – PROPERTY AND EQUIPMENT

The following is a summary of the Company’s property and equipment at December 31, 2025 and December 31, 2024:

	December 31, 2025	December 31, 2024
Furniture and equipment	$92,611	$92,611
Vehicles	81,229	104,725
Warehouse equipment	9,902	9,902
Building improvements	5,000	5,000
Property and equipment, at cost	188,742	212,238
Accumulated depreciation	(118,021)	(149,383)
TOTAL PROPERTY AND EQUIPMENT	$70,721	$62,855

During the year ended December 31, 2025, the Company sold two vehicles to a related party who is both an officer and director of the Company Board of Directors with an original cost of $77,783 and accumulated depreciation of $43,611, for cash proceeds of $43,000, resulting in a gain on sale of $8,828 recognized within operating expenses. The Company also acquired an additional vehicle for $54,287 during 2025. Depreciation expense for the years ended December 31, 2025 and 2024 was $12,249 and $29,916, respectively.

NOTE 4 – INTANGIBLE ASSETS

	December 31, 2025	December 31, 2024
Website	$10,000	$10,000
Trademarks issued	17,395	17,395
Patents issued	295,318	314,329
Intangible assets, at cost	322,713	341,724
Accumulated amortization	(99,918)	(205,450)
	222,795	136,274
Trademarks pending	12,919	9,805
Patents pending	—	116,026
TOTAL INTANGIBLE ASSETS	$235,714	$262,105

F-22

Amortization expense for intangible assets for the years ended December 31, 2025 and December 31, 2024 was $32,903 and $43,622, respectively. Estimated amortization expense for years subsequent to December 31, 2025 is as follows:

Year ending	Amount
December 31, 2026	$21,324
December 31, 2027	21,009
December 31, 2028	20,981
December 31, 2029	20,981
Thereafter	138,500
TOTAL	$222,795

NOTE 5 – INCOME TAXES

No benefit (provision) has been recognized for the years ended December 31, 2025 and 2024 due to continued operating losses. A reconciliation between the statutory federal income tax rate and the Company’s tax provision (benefit) is as follows:

	2025 $	2025%	2024 $	2024%
Income tax benefit at statutory rate	$(198,611)	(21.0)%	$(111,566)	(21.0)%
California state income tax, net of federal	—	—%	—	—%
Valuation allowance	197,473	20.9%	96,737	18.2%
Nondeductible: meals and entertainment	1,138	0.1%	14,829	2.8%
TOTAL INCOME TAX PROVISION (BENEFIT)	$—	—	$—	—

The significant components of the Company’s net deferred tax assets are as follows:

	December 31, 2025	December 31, 2024
Net operating loss carryforward	$1,595,583	$1,328,401
Property and equipment	(19,791)	(15,774)
	1,575,792	1,312,627
Valuation allowance	(1,575,792)	(1,312,627)
NET DEFERRED TAX ASSETS	$—	$—

A valuation allowance equal to 100% of the deferred tax assets has been recorded at December 31, 2025 and 2024. At December 31, 2025, the Company had federal and state net operating loss carryforwards of approximately $5,600,000. The federal net operating loss carryforward is subject to an 80% limitation on taxable income, does not expire, and will continue indefinitely. State net operating loss carryforwards expire in 2040 to 2044. The Company’s federal income tax returns for fiscal years 2023 through 2025 remain open and subject to examination.

NOTE 6 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2020, the Chief Executive Officer, Director and largest shareholder of the Company advanced funds for operations. As of December 31, 2025 and December 31, 2024, the amount of advance outstanding was $227,525 and is recorded under Shareholder advance on the consolidated balance sheets. These advances accrue interest at the minimum federal statutory rate. The accrued interest balance on December 31, 2025 and December 31, 2024 was $108,026 and $105,748, respectively. Interest expense, related party, for the years ended December 31, 2025 and 2024 was $2,278 and $2,277, respectively.

F-23

The Company leased office and warehouse space from a related party who is both an officer and director of the Company Board of Directors. For the years ended December 31, 2025 and 2024, the Company recognized lease costs of $54,000 and $58,000, respectively, which is included within “Other operating expenses” on the consolidated statements of operations.

Payables to the officers of the Company for liabilities in the course of business, as of December 31, 2025 and December 31, 2024, amounted to $24,757 and $24,757, respectively, and is included in “Due to related parties” on the consolidated balance sheets.

NOTE 7 – LEASES

San Carlos Operating Lease

The Company leases approximately 2,400 rentable square feet of office and laboratory space in San Francisco, California, used for software development and prototyping (the “San Carlos lease”). The San Carlos lease was executed on August 7, 2025 under a sublease agreement and commenced on September 1, 2025 with a non-cancelable term of 24 months, expiring on August 31, 2027. The lease provides for fixed monthly rent of $6,500 with no escalations, for total payments of $156,000. The Company utilized a discount rate of 7.5%. The Company recorded a right of use asset at inception of $145,349. During the year ended December 31, 2025, the Company recognized $26,000 of lease expense; cash paid was $22,741; a $13,000 security deposit was paid at inception. There were no payments or expense for this lease in 2024.

Dubois Operating Lease

The Company leases approximately 1,200 square feet at 155 Dubois Street, Suite D, Santa Cruz, California. The lease was executed on December 15, 2025, began January 1, 2026 and expires December 31, 2029, with fixed monthly rent of $2,860 escalating approximately 3.0% annually, for total payments of $143,579. The Company utilized a discount rate of 7.5% and recorded a right of use asset at inception of $124,144. There were no payments or expense recorded for this lease during the years ended December 31, 2025 or December 31, 2024.

The future minimum lease payments under non-cancelable operating leases as of December 31, 2025, reconciled to the present value of operating lease liabilities, were as follows:

Year ending December 31,	San Carlos	Dubois	Total
2026	$78,000	$34,320	$112,320
2027	52,000	35,352	87,352
2028	—	36,408	36,408
2029	—	37,499	37,499
Total operating lease payments	130,000	143,579	273,579
Less: discount on lease liability	(7,392)	(19,436)	(26,828)
Total operating lease liability	122,608	124,143	246,751
Less: current portion	(71,724)	(26,109)	(97,833)
Non-current operating lease liability	$50,884	$98,034	$148,918

NOTE 8 – COMMITMENTS AND CONTINGENCIES

The Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business. The Company believes that the amount, if any, of ultimate liability with respect to legal actions will be insignificant. For the years ended December 31, 2025 and 2024, the Company has not identified or recognized any such liabilities.

F-24

NOTE 9 – STOCKHOLDERS’ EQUITY

Common Stock

On February 4, 2025, the Company effected a two for one (2:1) stock split of its issued and outstanding shares of common stock. In connection with the split, all shares of common stock, per-share and amounts for all periods presented have been adjusted retrospectively. The stock split did not impact total stockholders’ equity or the par value per share; however, it increased the number of authorized shares of common stock from 25,000,000 to 50,000,000.

On September 14, 2020, the Company’s Board of Directors approved an annual allocation of shares of common stock to be awarded to key individuals. The issuance of these shares is subject to the formal adoption and approval of an equity share award plan. As of December 31, 2025 and 2024, the Company had not yet approved a formal plan; therefore, no grant date has been established, no shares have been issued, and no compensation expense has been recognized. For the years ended December 2025 and 2024, the Company allocated 2,175,000 and 1,250,000, respectively. At December 31, 2025 and 2024, total allocated shares are 9,948,334 and 7,773,334, respectively.

For the year ended December 31, 2024, the Company issued 269,444 shares of common stock in its Reg CF offering for $172,912, net of issuance costs of $110,976. For the year ended December 31, 2025, the Company issued 6,051,745 shares in its Reg CF offering for $2,395,202, net of issuance costs of $334,241. As of December 31, 2025 and 2024, the Company had outstanding stock subscriptions receivables of $217,885 and $42,347, respectively.

Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $0.0001. As of December 31, 2025 and December 31, 2024, no preferred shares have been issued or outstanding.

NOTE 10 – SUBSEQUENT EVENTS

Subsequent to December 31, 2025, the Company issued 2,046,347 shares of its common stock in conjunction with its Reg CF securities offering for gross proceeds of $1,044,913.

F-25

EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

Exhibit No.	Title of Document	Form	File No.	Original Exhibit	Filing Date
1.1	Agreement between DealMaker Securities, LLC and Epilog Imaging Systems, Inc.				Filed herewith
2.1	Certificate of Incorporation	1-A	024-11326	2.1	October 1, 2020
2.2	Amended and Restated Bylaws	1-A	024-11326	2.2	October 1, 2020
2.3	Amended and Restated Certificate of Incorporation	1-U	24R-00430	2.2	August 26, 2026
4.1	Form of Subscription Agreement				Filed herewith
6.1	Lease Agreement dated January 1, 2022	1-K	24R-00430	6.1	November 1, 2022
6.2	Epilog and Jabil Ultimax Prototype Statement of Work dated September 12, 2018	1-A	024-11326	6.2	October 1, 2020
6.3	Epilog Imaging Systems, Inc. Stock Incentive Plan	1-U	24R-00430	6.1	September 18, 2026
6.4	San Carlos Lease Agreement dated August 7, 2025	1-SA	24R-00430	6.4	September 28, 2026
6.5	Dubois Street Lease Agreement dated December 15, 2025				Filed herewith
6.6	Executive Management Agreement: Michael Mojaver				Filed herewith
6.7	Executive Management Agreement: Lance Mojaver				Filed herewith
6.8	Executive Management Agreement: Kelly Stopher				Filed herewith
11.1	Consent of Independent Registered Public Accounting Firm				Filed herewith
12.1*	Opinion of Counsel				To be filed by amendment

*To be filed by amendment.

45

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, California, on, October 21, 2026.

EPILOG IMAGING SYSTEMS, INC.

/s/ Michael Mojaver
Name: Michael Mojaver
Title: Chief Executive Officer, Principal Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

/s/ Michael Mojaver
Michael Mojaver Chief Executive Officer, Principal Executive Officer, and Director Date: October 21, 2026

/s/ Kelly Stopher
Kelly Stopher Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer Date: October 21, 2026

/s/ Lance Mojaver
Lance Mojaver Chief Technology Officer and Director Date: October 21, 2026

46